UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Brown & Brown, Inc.
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NOTICE OF 2017 ANNUAL MEETING
AND PROXY STATEMENT

Brown & Brown INSURANCE

MESSAGE FROM OUR PRESIDENT AND CEO AND OUR LEAD DIRECTOR

“Fiscal 2016 was an exciting year for Brown & Brown, reflected by strong financial and operational performance in the face of a tough insurance market”

March 22, 2017

Dear Fellow Shareholders:

On behalf of Brown & Brown, Inc.’s Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders on Wednesday, May 3, 2017. The attached Notice of Annual Meeting of Shareholders and Proxy Statement include important information about the matters to be voted upon at the meeting. The proxy materials for the Annual Meeting, which include the Proxy Statement and 2016 Annual Report, are available online, in order to expedite shareholders’ receipt of proxy materials while lowering the costs and reducing the environmental impact of the meeting.

Fiscal 2016 was an exciting year for Brown & Brown, reflected by strong financial and operational performance in the face of a tough insurance market. As part of our ongoing mission to align our compensation practices with the long-term interests of our shareholders, our Compensation Committee made several meaningful changes to our executive pay framework for 2016, including re-designing the structure of our long-term equity incentive awards and changing one of the performance metrics for our short-term cash incentives. We believe these improvements continue to motivate our executive officers to deliver results that benefit our shareholders, and we are proud of our performance for the year. In 2016, we increased our revenues, net income, earnings per share, and grew our organic revenue in all four of our divisions, all while maintaining strong EBITDAC margins.

In addition, our Board of Directors remains focused on our strategy to conservatively manage our capital in the long-term interests of our shareholders. In spite of increasing acquisition prices, we maintained our disciplined approach to sourcing acquisitions that fit culturally and make sense financially, acquiring eight high-quality insurance businesses this year with annual revenues of approximately $56 million. In addition, we made key investments in technology that we believe position us for future growth, including implementing a new Company-wide financial system and introducing a standardized agency management system for our Retail Division. Finally, we increased our dividend for the 23rd consecutive year, returning approximately $70 million in dividends to shareholders.

Whether or not you expect to attend the meeting, we encourage you to vote online or by phone, or by signing and returning your proxy card promptly in the enclosed envelope to assure that your shares will be represented at the meeting. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

On behalf of our Board of Directors, our management team, and our teammates, thank you for your investment in Brown & Brown. We look forward to seeing you at the Annual Meeting.

Wendell S. Reilly J. Powell Brown

2016 Total Shareholder Return

+45%

Proxy Statement Highlights
Proxy Summary	4
Corporate Governance	7
Executive Compensation	21

Sincerely,

Wendell S. Reilly	J. Powell Brown
Lead Independent Director	President and Chief Executive Officer

Brown & Brown, Inc.	1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 3, 2017

The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118, on Wednesday, May 3, 2017 at 9:00 a.m. (EDT), for the following purposes:

1.	To elect twelve (12) nominees to the Company’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2017;

3.	To approve, on an advisory basis, the compensation of named executive officers;

4.	To conduct an advisory vote on the desired frequency of holding an advisory vote on the compensation of named executive officers;

5.	To approve an amendment to the Company’s 2010 Stock Incentive Plan to increase the number of shares available for issuance under the plan; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 27, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponements or adjournments.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary

Daytona Beach, Florida
March 22, 2017

Your Vote is Important

For your convenience, we are also offering an audio webcast of the meeting. To access the webcast, please visit the “Investor Relations” section of our website (www.bbinsurance.com) shortly before the meeting time and follow the instructions provided. A replay of the webcast will be available on our website beginning the afternoon of May 3, 2017, and continuing for 30 days thereafter.

How to Vote

By Internet
You can vote your shares online at www.proxyvote.com.
By Telephone
In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-579-1639
By Mail
Please vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not you intend to be present at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 3, 2017

The Proxy Statement and Annual Report to Shareholders are available at: www.viewproxy.com/bbinsurance/2017

2	2017 Proxy Statement

1	MESSAGE FROM OUR PRESIDENT AND CEO AND OUR LEAD INDEPENDENT DIRECTOR
2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
4	PROXY SUMMARY
7	BOARD AND CORPORATE GOVERNANCE MATTERS
7	Proposal 1—Election of 12 Directors
8	Director Nominees
13	The Board’s Role and Responsibilities
15	Board Structure and Process
17	Meetings and Attendance
17	Director Compensation
18	AUDIT MATTERS
18	Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants
19	Report of the Audit Committee
20	INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
20	Fees Paid to Deloitte & Touche LLP
20	Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services
21	COMPENSATION MATTERS
21	Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation
21	Compensation Committee Report
22	COMPENSATION DISCUSSION AND ANALYSIS
22	Executive Summary
23	Our Compensation Philosophy
24	Compensation Components
25	How We Set Compensation
26	2016 Compensation
31	2017 Compensation
32	Other Compensation
34	Employment and Deferred Compensation Arrangements
36	Hedging and Pledging Policies; Stock Ownership Requirements; Clawback Policy
37	Proposal 4—Approval, on an Advisory Basis, of One Year as the Interval at Which an Advisory Vote on the Compensation of the Named Executive Officers will be Conducted
38	EXECUTIVE COMPENSATION TABLES
44	Proposal 5—An Amendment to the Company’s 2010 Stock Incentive Plan to Increase Shares Available for Issuance
46	Description of the SIP
46	Types of Awards Available for Grant under the SIP
48	Tax Consequences
49	Past Grants Under the SIP
50	EQUITY COMPENSATION PLAN INFORMATION
50	ADDITIONAL EQUITY COMPENSATION PLAN INFORMATION
51	OTHER IMPORTANT INFORMATION
51	Security Ownership of Management and Certain Beneficial Owners
52	Section 16(a) Beneficial Ownership Reporting Compliance
52	Annual Meeting and Proxy Solicitation Information
52	Notice of Internet Delivery
53	Voting Your Shares; Required Votes
54	Proposals of Shareholders
54	OTHER MATTERS
55	ANNEX A—INFORMATION REGARDING NON-GAAP MEASURES
58	APPENDIX A—BROWN & BROWN, INC. 2010 STOCK INCENTIVE PLAN
68	APPENDIX A— BROWN & BROWN, INC. UK STOCK PERFORMANCE PLAN

Brown & Brown, Inc.	3

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information

Time and Date

9:00 a.m. (EDT) on Wednesday, May 3, 2017

Location

The Shores Resort, Atlantic Room, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118

Record Date

Monday, February 27, 2017

Meeting Agenda

Proposals	Recommendation	Page
Election of Directors	FOR each nominee	7
Ratification of the Appointment of Deloitte & Touche LLP	FOR	18
Advisory Vote to Approve Executive Compensation	FOR	21
Advisory Vote on Frequency of Advisory Votes on Executive Compensation	FOR “one year”	37
Approval of Amendment to the Company’s 2010 Stock Incentive Plan to Increase Number of Shares Available for Issuance under the Plan	FOR	44

Director Nominees

					Committees
Name and Principal Employment	Age	Director Since		Independent	Audit	Compensation	Nominating/ Corporate Governance
J. Hyatt Brown Chairman, Brown & Brown, Inc.	79	1993
Samuel P. Bell, III Of Counsel to the law firm of Buchanan Ingersoll & Rooney PC	77	1993		✓		●
Hugh M. Brown Founder and former President & Chief Executive Officer, BAMSI, Inc.	81	2004		✓	●		●
J. Powell Brown President & Chief Executive Officer, Brown & Brown, Inc.	49	2007
Bradley Currey, Jr. Former Chairman & Chief Executive Officer, Rock-Tenn Company	86	1995		✓			●
Theodore J. Hoepner Former Vice Chairman, SunTrust Bank Holding Company	75	1994		✓	●	●
James S. Hunt Former Executive Vice President and Chief Financial Officer, Walt Disney Parks and Resorts Worldwide	61	2013		✓		●
Toni Jennings Chairman, Jack Jennings & Sons; Former Lieutenant Governor, State of Florida	67	2007	(1)	✓	●
Timothy R.M. Main Chairman - Global Financial Institutions Group, Barclays Plc	51	2010		✓
H. Palmer Proctor, Jr. President/Director, Fidelity Bank	49	2012		✓		●
Wendell S. Reilly** Managing Partner, Grapevine Partners, LLC	59	2007		✓
Chilton D. Varner Partner, King & Spalding LLP	74	2004		✓			●
(1)	Ms. Jennings previously served on our Board of Directors from 1999 until April 2003.
**	Denotes Lead Independent Director
●	= Committee Member
= Committee Chair

4	2017 Proxy Statement

Proxy Summary

Board Snapshot

Tenure Balance	Gender	Director Independence

Corporate Governance Highlights

Shareholder Rights	●	Annual election of directors
	●	Majority voting for directors, with director resignation policy
Board Independence	●	Strong role for Lead Independent Director
	●	10 of 12 directors are independent
	●	Periodic rotation of committee members, committee chairs, and Lead Independent Director
	●	Executive sessions at every in-person Board meeting
Good Governance	●	Strong anti-hedging and anti-pledging provisions
	●	Annual Board and committee self-evaluations
	●	Strong stock ownership guidelines
	●	Robust clawback policy
	●	Committee meetings generally open to, and attended by, all directors

Brown & Brown, Inc.	5

Proxy Summary

Our Strategy and Performance

The Company’s strategy is focused on increasing our organic revenue growth,(1) while maintaining our strong, industry-leading operating margins and cash conversion metrics. As part of our goal to manage our capital in the long-term interests of our shareholders, we generally invest our earnings in the following ways: (1) hiring new teammates and expanding our capabilities, (2) returns to shareholders through the payment of dividends and periodic share repurchases, and (3) making high quality acquisitions.

Performance Highlights

In fiscal 2016, we delivered strong results, as reflected in the following financial and operational highlights:

	2016 Performance	2015 Performance
Revenues	$1.767 billion	$1.661 billion
Net income	$257 million	$243 million
Earnings per share	$1.82	$1.70
Company total commissions and fees growth	6.4%	5.7%
Retail Division total commissions and fees growth	5.7%	5.4%
National Programs Division total commissions and fees growth	4.5%	7.8%
Wholesale Brokerage Division total commissions and fees growth	12.1%	2.4%
Services Division Organic total commissions and fees growth	7.4%	6.5%
Company Organic Revenue(1) growth	3.0%	2.6%
Retail Division Organic Revenue(1) growth	1.9%	1.4%
National Programs Division Organic Revenue(1) growth	4.2%	1.8%
Wholesale Brokerage Division Organic Revenue(1) growth	4.3%	5.9%
Services Division Organic Revenue(1) growth	3.8%	6.8%
Income before income taxes margin(2)	24.0%	24.2%
Adjusted EBITDAC Margin(1)	32.7%	33.3%
23rd consecutive annual dividend increase, returning approximately $70 million to shareholders through dividends
Eight strategic agency acquisitions with aggregate annual revenues of approximately $56 million
Technology improvements to support further growth, including implementation of a new Company-wide financial system and introduction of a standardized agency management system for our Retail Division

(1) See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

(2) Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

6	2017 Proxy Statement

BOARD AND CORPORATE GOVERNANCE MATTERS

Proposal 1	Election of 12 Directors

At the Meeting, our 12 directors will stand for re-election for a term expiring at the 2018 Annual Meeting of Shareholders. Information about each nominee’s experience and qualifications appears below.

✓The Board recommends a vote FOR each of the 12 Director nominees.

All nominees have consented to being named in the Proxy Statement and have agreed to serve if elected. If any director nominee becomes unable or unwilling to serve, proxies will be voted for any substitute nominee(s) as the Board may nominate on the recommendation of the Nominating/Corporate Governance Committee.

Vote Required; Majority Voting; Board Recommendation

Our Bylaws provide for a majority voting standard for the election of our directors in uncontested elections. If the director election were contested, the plurality standard would apply, which means the nominees receiving the greatest numbers of votes would be elected to serve as directors.

To be elected, a nominee must receive the affirmative vote of more than 50% of the votes cast, either in person or by proxy, at the Meeting. If an incumbent director does not receive more than 50% of the votes cast with respect to his or her election, he or she must promptly tender a conditional resignation following certification of the vote. The Nominating/Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept it, and the Board would be expected to act on the recommendation within 90 days. Thereafter, the Board will promptly publicly disclose its decision concerning whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the offer). If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified. If the Board accepts the resignation, then the Board may fill any resulting vacancy or may decrease the size of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE 12 DIRECTOR NOMINEES

Brown & Brown, Inc.	7

Board and Corporate Governance Matters

Director Nominees

Director Nominees and Qualifications

Set forth below is certain information concerning our current directors, all of whom are director nominees. All directors hold office for one-year terms or until their successors are elected and qualified.

J. Hyatt Brown
Chairman of the Board Director since 1993 Committees served None

Skills and Experience
Mr. Hyatt Brown was our Chief Executive Officer from 1993 to 2009 and our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of International Speedway Corporation, and Verisk Analytics, Inc. (formerly Insurance Services Office), each a publicly held company. Mr. Brown is a member of the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100. Mr. Hyatt Brown’s son, J. Powell Brown, is employed by us as President and Chief Executive Officer, and has served as a director since October 2007.

Nominee Attributes
Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, service on boards of other publicly traded companies and proven leadership ability are just a few of the attributes that make him uniquely qualified to serve on, and chair, our Board.

Samuel P. Bell, III
Independent Director Director since 1993 Committees served Acquisition Compensation

Skills and Experience
Mr. Bell has served as Of Counsel to the law firm of Buchanan Ingersoll & Rooney PC since March 2015. From November 2013 until March 2015, he served as Of Counsel to the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A., and prior to that, had been a shareholder of the firm since January 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole, P.A.), and he served as Of Counsel to Cobb Cole & Bell until August 2002. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988. He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, Member of the Florida Public Health Institute, and a member of the Board of Directors of the Florida Children’s Home Society.

Nominee Attributes
Mr. Bell’s extensive legal experience and familiarity with issues relating to Florida legislative and regulatory matters, along with his contributions in the form of service as a current member of the Compensation and Acquisition Committees and a past Chair of the Compensation Committee, are among the factors that were considered with respect to his nomination for re-election to the Board.

Hugh M. Brown
Independent Director Director since 2004 Committees served Acquisition Audit Nominating/Corporate Governance

Skills and Experience
Mr. Brown, who is unrelated to Mr. Hyatt Brown and Mr. Powell Brown, founded BAMSI, Inc., a full-service engineering and technical services company, in 1978 and served as its Chief Executive Officer until his retirement in 1998. Mr. Brown currently serves as a member of the Advisory Board of Directors of SunTrust Bank of Orlando and a member of the Board of Managers (BOM), Nemours Children’s Hospital, Orlando, Florida.

Nominee Attributes
Mr. Brown’s business experience, leadership abilities and proven value in leading the Audit Committee, of which he is a past chair and a current member, and his service on the Nominating/Corporate Governance Committee and Acquisition Committee are among the features considered in his nomination for re-election to the Board.

8	2017 Proxy Statement

Board and Corporate Governance Matters

J. Powell Brown
Director and Chief Executive Officer Director since 2004 Committees served None

Skills and Experience
Mr. Powell Brown was named Chief Executive Officer in July 2009. He has been our President since January 2007 and was appointed to be a director in October 2007. Prior to 2007, he served as one of our Regional Executive Vice Presidents since 2002. Mr. Brown was previously responsible for overseeing certain or all parts of all of our divisions over the years, and worked in various capacities throughout the Company since joining us in 1995. Mr. Brown has served on the Board of Directors of WestRock Company (formerly RockTenn Company), a publicly held company, since January 2010. He is the son of our Chairman, J. Hyatt Brown.

Nominee Attributes
Mr. Powell Brown’s work in all divisions of our Company, leadership experience at every level of our Company and current position as President and Chief Executive Officer are among the qualities considered in connection with his nomination for re-election to the Board.

Bradley Currey, Jr.
Independent Director Director since 1995 Committees served Nominating/Corporate Governance

Skills and Experience
Mr. Currey served as Chief Executive Officer of RockTenn Company, a publicly held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of RockTenn Company from 1993 to 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of RockTenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of RockTenn Company, and is currently Director Emeritus of Genuine Parts Company, a publicly traded company. Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee Emeritus and past Chairman of the Board of the Woodruff Arts Center and the Atlanta Symphony Orchestra, a division of the Woodruff Arts Center in Atlanta, Georgia.

Nominee Attributes
Mr. Currey’s business experience, proven leadership abilities, financial accounting and management expertise, as well as contributions in his years of service as Chairman of the Nominating/Corporate Governance Committee, our former Lead Independent Director, and a past member of our Audit Committee, were all considered in connection with his nomination for re-election to the Board.

Theodore J. Hoepner
Independent Director Director since 1994 Committees served Audit Compensation

Skills and Experience
Mr. Hoepner served as Vice Chairman of SunTrust Bank, Inc. from January 2000 to December 2004 and as Vice Chairman of SunTrust Bank Holding Company from January 2005 until June 2005, when he retired. From 1995 to 2000, Mr. Hoepner was Executive Vice President of SunTrust Bank, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc.

Nominee Attributes
Mr. Hoepner’s years of experience in the banking industry, including extensive experience in management, make him a valuable addition to the Board. He previously chaired our Audit, Compensation and Acquisition Committees and currently serves as a member of the Audit Committee and the Compensation Committee. All of these attributes were among the factors considered in connection with his nomination for re-election to the Board.

Brown & Brown, Inc.	9

Board and Corporate Governance Matters

James S. Hunt
Independent Director Director since 2013 Committees served Acquisition Audit (Chair) Compensation

Skills and Experience
Mr. Hunt served as Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts Worldwide from 2003 until his retirement in 2012. During that period, he was a member of the Boards of Directors of Disney’s Hong Kong International Theme Park Company Limited, Shanghai International Theme Park Company Limited and Shanghai International Associated Facilities Company, Limited, as well as Disney’s Alameda Insurance and Buena Vista Insurance companies. Prior to that, between 1992 and 2003 he held senior finance positions with Walt Disney World Resort. Before that time, Mr. Hunt was a Partner with Ernst & Young. Mr. Hunt is a member of the Boards of Trustees of Penn Mutual Life, a mutual life insurance company, where he serves on the Investment and Executive Committees and as Chair of the Audit Committee, and the Children’s Hospital Los Angeles, where he chairs the Compensation Committee and is a member of the Executive Committee, and he is a member of the Board of Directors of The Nemours Foundation, where he serves as Chairman of the Audit and Finance Committee. Mr. Hunt is a Certified Public Accountant (CPA). Mr. Hunt chairs our Audit Committee and serves as a member of our Compensation and Acquisition Committees.

Nominee Attributes
Mr. Hunt’s 39 years of increasingly responsible executive and senior executive finance, strategy and related operational roles, financial expertise and significant international experience were factors considered in connection with his nomination for re-election to the Board.

Toni Jennings
Independent Director Director since 2007 Committees served Audit Compensation (Chair)

Skills and Experience
Ms. Jennings serves as Chairman of the Board of Jack Jennings & Sons, Inc., a commercial construction firm based in Orlando, Florida, and Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings previously served on our Board of Directors from 1999 until April 2003. From 2003 through 2006, Ms. Jennings served as Lieutenant Governor of the State of Florida. She was the President of Jack Jennings & Sons, Inc. and Secretary and Treasurer of Jennings & Jennings, Inc. from 1982 to 2003. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She served in the Florida House of Representatives from 1976 to 1980. She is a member of the Board of Directors of Next Era Energy, Inc., a publicly held company, Mid-America Apartment Communities, Inc., a publicly traded real estate investment trust (REIT), The Nemours Foundation, and the Foundation for Florida’s Future.

Nominee Attributes
Ms. Jennings’ experience as owner and operator of a successful business, and her years of service in the legislative and executive branches of the State of Florida are features considered in concluding that she should continue to serve as a director of the Company. Ms. Jennings chairs our Compensation Committee and serves on our Audit Committee.

Timothy R.M. Main
Independent Director Director since 2010 Committees served Acquisition

Skills and Experience
Mr. Main has served as the Chairman of the Global Financial Institutions Group at Barclays Plc since September 2016. From October 2011 until September 2016, he was a Senior Managing Director of Evercore Partners. Prior to joining Evercore, Mr. Main worked at JPMorgan Chase, a global investment bank, for 23 years, most recently as a Managing Director and Head of the Financial Institutions Group.

Nominee Attributes
Mr. Main’s extensive experience with complex financial transactions and acquisitions, as well as his broad knowledge of the insurance industry acquired throughout his career, are key components considered in nominating Mr. Main for re-election to the Board. Mr. Main serves on our Acquisition Committee.

10	2017 Proxy Statement

Board and Corporate Governance Matters

H. Palmer Proctor, Jr.
Independent Director Director since 2012 Committees served Acquisition (Chair) Compensation

Skills and Experience
Mr. Proctor is President and Director of Fidelity Bank and its holding company, Fidelity Southern Corporation, a publicly held company in Atlanta, Georgia. He currently serves on the bank’s Loan & Discount Committee and serves on the Executive Committee for the bank and the holding company. He also serves as a member of the Board of Directors of Callanwolde Fine Arts Center. He is a member of the Advisory Board of Allied Financial. Mr. Proctor serves as a director of the Georgia Bankers Association.

Nominee Attributes
Mr. Proctor’s business experience, leadership abilities and management expertise were factors considered in connection with his nomination for re-election to the Board. He chairs our Acquisition Committee and serves on our Compensation Committee and is a past member of the Audit Committee.

Wendell S. Reilly
Lead Independent Director Director since 2007 Committees served Nominating/Corporate Governance (Chair)

Skills and Experience
Mr. Reilly is the Chairman of Berman Capital Advisors and Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private company. He is also a General Partner of Peachtree Equity Partners II. Previously, he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local television stations. Earlier, he was the Chief Financial Officer of The Lamar Corporation and Haas Publishing Companies. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company, a publicly traded company. He is also on the Board of Trustees of Emory University and The Carter Center. Mr. Reilly is a graduate of Emory College and earned his MBA in Finance from Vanderbilt University.

Nominee Attributes
Mr. Reilly’s business background and experience, including years of service with The Lamar Corporation, a publicly traded company in which the families of the founders hold significant ownership interests, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure, financing and acquisition structure.

Mr. Reilly’s contributions as a past Chairman of our Acquisition Committee, current Chairman of our Nominating/Corporate Governance Committee and his role as Lead Independent Director were also taken into consideration in connection with his nomination for re-election to the Board.

Chilton D. Varner
Independent Director Director since 2004 Committees served Nominating/Corporate Governance

Skills and Experience
Ms. Varner has been a member of the law firm of King & Spalding in Atlanta, Georgia since 1976 and a partner since 1983. A graduate of Smith College, where she was named to membership in Phi Beta Kappa, and Emory University School of Law, Ms. Varner was honored with Emory University School of Law’s Distinguished Alumni Award in 1998. In 2001, the National Law Journal profiled Ms. Varner as one of the nation’s top ten women litigators. With more than 30 years of courtroom experience, she specializes in defending corporations in product liability, commercial and other civil disputes. She was a Trustee of Emory University from 1995 until 2014 and currently continues her services as a Trustee Emeritus.

Nominee Attributes
As a practicing attorney and partner of one of the nation’s premier law firms, and a counselor to businesses, their directors and management concerning risk and risk control, Ms. Varner brings a depth of experience and a wealth of unique and valuable perspectives to our Board. She serves on the Nominating/Corporate Governance Committee, which she previously chaired, and previously chaired the Compensation Committee and served as our Lead Independent Director.

Brown & Brown, Inc.	11

Board and Corporate Governance Matters

Director Independence

New York Stock Exchange (“NYSE”) listing standards require directors to satisfy certain criteria to be deemed “independent.” The Board applies these standards in determining whether any director has a material relationship with the Company that would impair his or her independence, as discussed below. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, from the standpoints of both the director and persons or organizations with which the director has an affiliation.

The Board has considered the independence of our nominees in light of these NYSE standards and has affirmatively determined that the following 10 of the 12 director nominees have no material relationship with us other than service as a director, and are therefore independent: Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Theodore J. Hoepner; James S. Hunt; Toni Jennings; Timothy R.M. Main; H. Palmer Proctor, Jr.; Wendell S. Reilly; and Chilton D. Varner. The following factors were relevant to the Board’s determination of independence:

●	The Board considered the relationships described below in “Relationships and Transactions with Affiliated Parties.”
●

In each case, the Board considered the fact that from time to time, in the ordinary course of business and on usual commercial terms, we and our subsidiaries may provide services in our capacities as insurance intermediaries to various directors of the Company, and to entities in which various directors of the Company have direct or indirect interests.

●

In the case of Mr. Main, the Board considered the fact that Mr. Main is the Chairman of Global Financial Institutions Group at Barclays Plc. The Board considered that (i) Mr. Main’s ownership interest in Barclays does not exceed ten percent, and he is not an executive officer of Barclays; (ii) there are no existing projects or transactions between Barclays’ investment banking division (i.e., the division in which Mr. Main holds his position) and the Company; (iii) in his role at Barclays, Mr. Main (a) is not permitted to cover the insurance brokerage sector, (b) is required to recuse himself from any conversations with clients or Barclays employees regarding the insurance business sector, (c) is prohibited from appearing as the coverage person for the Company on any Barclays books, records, or systems, and may not supervise any activity in relation to the Company or the insurance brokerage sector generally, (d) is prohibited from selling the Company’s common stock while it is on Barclays’ “watch” or “restricted” list, except in accordance with Barclays’ personal investment policy; and (iv) during 2015 and 2016, the interest amounts the Company paid to Barclays in connection with the Company’s borrowings from Barclays were less than one percent of the Company’s annual revenue, and less than one percent of Barclays’s annual revenue.

●

In the case of Messrs. Currey and Hoepner, the Board considered the fact that these two directors are investors in a bank holding company in which Messrs. Hyatt Brown and Powell Brown also are investors, in which a checking account with a balance of approximately $3 million was maintained by the Company in 2016 and for which a subsidiary of the Company provides insurance services and concluded that the investment, which in the aggregate comprised less than five percent of the outstanding stock of the bank holding company, was not material.

Director Nominee Selection Process

The Nominating/Corporate Governance Committee is responsible for identifying and evaluating director nominees and for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. The Committee has not established “minimum qualifications” for director nominees because it believes that rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board. The Committee evaluates director candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background, professional training, designations and certifications; (d) interest in, and willingness to serve on, the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company’s principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company’s competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, committee meetings and periodic Board “retreats” and director education programs. With respect to diversity, while no formal policy has been proposed or adopted, heterogeneity of points of view, background, experience, credentials, gender and ethnicity are considered desirable, and characterize the current composition of our Board.

The Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which current Board members are or have previously been involved and through which they have become acquainted with qualified candidates. The Company does not pay any third party a fee to assist in the identification or evaluation of candidates.

The Committee will consider director nominations that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals. See “Proposals of Shareholders” below. Such proposals must contain all information with respect to a proposed candidate as required by the SEC’s proxy rules, must address the manner in which the proposed candidate meets the criteria described above, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.

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Board and Corporate Governance Matters

The Board’s Role and Responsibilities

Overview

The role of the Board of Directors is to oversee the affairs of the Company for the benefit of our shareholders and other constituencies, including our employees, customers, suppliers, and the communities in which we do business. The Board strives to ensure the success and continuity of the Company’s business through the selection of qualified management and through ongoing monitoring designed to assure the Company’s activities are conducted in a legal, responsible and ethical manner.

Risk Oversight

The Board and its committees actively oversee management of the Company’s risks. They receive regular reports from senior management on areas of material risk to the Company, including operational, financial, strategic, technological, competitive, reputational, legal and regulatory risks.

The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility. However, our Board committees have specific oversight responsibilities relating to certain aspects of risk management:

Our Audit Committee regularly reviews our financial statements, and our financial and other internal controls, and regularly receives reports from management, including the Company’s Chief Information Officer,on the Company’s cybersecurity risks. Additionally, our independent registered public accountants regularly identify and discuss with the Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk-taking. We do not believe that our compensation policies and principles are reasonably likely to have a material adverse effect on the Company.
Our Nominating/Corporate Governance Committee considers issues associated with the independence of our Board, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through attendance at committee meetings or through committee reports about such risks.

We believe that the Board’s approach to risk oversight, as described above, helps assess various risks, make informed decisions, and evaluate emerging risks in a proactive manner for the Company.

Further, our Financial Operations Review Team is responsible for the performance of the internal audit function and for monitoring compliance with policies and procedures relating to our financial control environment, and was previously responsible for monitoring our data security and selected general information technology controls. In early 2017, we formed a dedicated Information Technology Review Team with responsibility for monitoring our data security and information technology controls. Our Insurance Operations Review Team is responsible for the monitoring of our operational internal controls. Our Team Resources Review Team monitors compliance with internal guidelines and state and federal employment law requirements relating to compensation and human resources, regularly assess risks and potential risks associated with our operations. These departments support the integration of our acquisitions and report to our Audit Committee on a quarterly basis, unless more frequent reports are necessary.

Our General Counsel is primarily responsible for enterprise risk management for the Company. On a quarterly basis, our General Counsel presents an enterprise risk management analysis to our Board of Directors, which includes an assessment of overall risk, risk mitigation and elimination priorities, anonymous ethics hotline reports and claims liabilities. Also, our Chief Executive Officer and General Counsel annually deliver a detailed presentation to our Board of Directors about risks associated with our business. This presentation includes extensive discussion, analysis and categorization of risks with respect to likelihood of occurrence, severity and frequency, as well as consideration of mitigating factors that contribute to lessening the potential adverse consequences associated with such risks (which can never, in any business, be fully eliminated). This presentation is prepared with input from the Company’s executive officers, including our division leaders and our Chief Information Officer.

Brown & Brown, Inc.	13

Board and Corporate Governance Matters

Talent Management and Succession Planning

The Chairman of the Board, as well as our Chief Executive Officer, routinely discuss with the Board, generally in executive sessions, the Company’s management development and succession activities.

Communication with Directors

Interested parties, including shareholders, may communicate with our Board of Directors, with specified members or committees of our Board, with non-management directors as a group or with the Lead Independent Director, Wendell S. Reilly, by sending correspondence to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees. Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board Committees.

Corporate Governance Principles; Code of Business Conduct and Ethics; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Board of Directors has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and a Code of Ethics for Chief Executive Officer and Senior Financial Officers, the full text of each of which can be found in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com), and each of which is available in print to any shareholder who requests a copy by writing our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

Related Party Transactions Policy

Under our Related Party Transactions Policy, our General Counsel (or our Chief Executive Officer if the related party is our General Counsel or an immediate family member of our General Counsel) will review any potential Related Party Transaction to determine if it is subject to the Policy. If so, the transaction will be referred to the Nominating/Corporate Governance Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next meeting of the Nominating/Corporate Governance Committee, the Chair of the Nominating/Corporate Governance Committee shall have the authority to act on behalf of the Nominating/Corporate Governance Committee on whether to approve or ratify a Related Party Transaction (unless the Chair of the Nominating/Corporate Governance Committee is a Related Party in the Related Party Transaction). In determining whether to approve or ratify a Related Party Transaction, the Nominating/Corporate Governance Committee (or, as applicable, the Chair of the Nominating/Corporate Governance Committee) will consider, among other things, the benefits of the transaction to the Company, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Nominating/Corporate Governance Committee has authority to administer the Policy and to amend it as appropriate from time to time.

For purposes of our Policy, “Related Party Transactions” are transactions in which the Company is a participant, the amount involved exceeds $120,000 when all such transactions are aggregated with respect to an individual, and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are our directors (including any nominees for election as directors), our executive officers, any shareholder who beneficially owns more than five percent (5%) of our outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of ten percent (10%) or more.

Relationships and Transactions with Affiliated Parties

J. Hyatt Brown, who is one of our directors and the father of J. Powell Brown, received compensation of $212,351, consisting of $180,000 for services rendered to the Company in 2016, including assistance with acquisitions and recruitment, $6,480 in matching contributions made by the Company to his 401(k) Plan account, $24,076 for reimbursement of amounts earned by the Company for personal lines insurance he purchased through the Company or its subsidiaries, and $1,795 for the cost of certain club membership dues. Mr. Hyatt Brown serves as Chairman of the Board of the Company.

P. Barrett Brown, who is the son of Mr. Hyatt Brown and the brother of Mr. Powell Brown, serves as Senior Vice President of the Company and as a Regional President of the Company’s Retail Division. He received compensation of $925,800, including relocation expenses totaling $15,200, for services rendered in 2016, as well as grants under our SIP in March 2016 and February 2017 with values of $599,975 and $299,979, respectively. In connection with his promotion and relocation in 2014, Mr. Barrett Brown received a loan of $500,000 from the Company in November 2014, which is subject

14	2017 Proxy Statement

Board and Corporate Governance Matters

to the terms of a Promissory Note providing that the principal and interest amounts of such loan are forgivable in increments of one-seventh each year, so long as Mr. Barrett Brown remains employed by the Company and/or its affiliates. Mr. Barrett Brown is not an executive officer of the Company.

Carrie Brown, who is married to P. Barrett Brown, was employed by us as Corporate Counsel until February 2016. Effective February 1, 2016, Ms. Brown entered into a Consulting Agreement (the “Consulting Agreement”) with us to provide legal services to us as an independent contractor for a term of one year. Ms. Brown received payments of $154,813 for services rendered in 2016, which included $37,949 for her service as an employee of the Company during 2016 and $116,864 pursuant to the Consulting Agreement.

Zambezi, LLC (“Zambezi”), a Florida limited liability company whose Members and Managers are J. Hyatt Brown and his wife, Cici Brown, owns a Cessna Citation Sovereign aircraft (the “Aircraft”), which the Company leases pursuant to an Aircraft Dry Lease Agreement (the “Agreement”) with Zambezi. In 2016, the Company paid Zambezi $138,215 under the Agreement to lease the Aircraft. Pursuant to the Agreement, subject to availability of the Aircraft and other specified conditions, Mr. Hyatt Brown has the right to use the Aircraft for personal use subject to reimbursement paid to the Company at the maximum rate permitted by law. Mr. Hyatt Brown paid $104,730.75 to the Company for such personal use of the Aircraft in 2016. The Company and Zambezi also are party to an Airside Sub-Lease Agreement and Services Agreement, pursuant to which Zambezi leases hangar space from the Company and pursuant to which pilots and mechanics employed by the Company are available to pilot and service the Aircraft as provided therein. In 2016, Zambezi paid the Company $19,170 for the lease of hangar space for the Aircraft, and $20,412.45 for the services of pilots and mechanics employed by the Company and for parts, equipment, and supplies related to the Aircraft’s maintenance and operation.

Richard A. Freebourn, Jr., who is the son of Richard A. Freebourn, Sr., is employed by us as an insurance sales executive (i.e., a “producer”) in the Lisle, Illinois office of Brown & Brown of Illinois, Inc., one of our Retail Division subsidiaries, and received compensation of $284,998 for services rendered in 2016, as well as grants under our 2010 Stock Incentive Plan (the “SIP”) in March 2016 and February 2017 with values of $49,977 and $49,968, respectively.

Chris L. Walker was a shareholder and employee of Arrowhead General Insurance Agency Superholding Corporation (“Arrowhead”) prior to the Company’s acquisition of Arrowhead in 2012. In connection with the acquisition, certain shareholder employees of Arrowhead at the time of the acquisition (the “Earn-Out Equityholders”), including Mr. Walker, were eligible to receive contingent earn-out payments of $5 million on a pro rata basis, in accordance with their respective ownership interests. This represented a “holdback” from the purchase price amount otherwise payable to the Earn-Out Equityholders based upon their respective ownership interests in Arrowhead, rather than an additional amount over and above the purchase price payments to which the shareholders were entitled based on their ownership interests. In February 2015, the Company made an earn-out payment of $2.5 million to the Earn-Out Equityholders, of which amount Mr. Walker received $1,181,152. Following the resolution of an indemnification claim the Company asserted in connection with the Arrowhead acquisition, in August 2016, the Company made the remaining $2.5 million earn-out payment to the Earn-Out Equity Holders, of which amount Mr. Walker received $1,181,152. Mr. Walker presently serves as an Executive Vice President of the Company and the President of the National Programs Division.

Board Structure and Process

Board Leadership

Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the specific needs of the Company. Mr. Hyatt Brown, who retired from the position of Chief Executive Officer in 2009, continues to serve as Chairman of the Board, while Mr. Powell Brown serves as Chief Executive Officer.

We believe that our leadership structure is desirable because it allows Mr. Powell Brown to focus his efforts on running our business and managing the Company in the best interests of our shareholders, while we continue to realize the benefits of Mr. Hyatt Brown’s extensive business and industry experience, knowledge of our company, current and past service on boards of other publicly traded companies and proven leadership ability.

The Board conducts executive sessions of non-management directors in connection with each regularly scheduled meeting of the Board. Our Lead Independent Director, Wendell S. Reilly, presides over these executive sessions.

Brown & Brown, Inc.	15

Board and Corporate Governance Matters

Board and Board Committee Matters

Our Board of Directors has an Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The charters of each of these Board committees are available in the “Corporate Governance” section, under “Key Documents” on our website (www.bbinsurance.com) and are also available in print to any shareholder who requests a copy from the Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114. Our committee meetings are generally attended by all Board members, subject to the availability of each director, which we believe enables our Board to function in a more collaborative, transparent, and effective manner, and which we believe promotes collegiality among the Board.

Audit Committee

The Audit Committee is composed of independent directors as defined in the NYSE listing standards and includes at least one audit committee financial expert, James S. Hunt, among its members. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent registered public accountants, to meet with our independent registered public accountants to review and discuss the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.

Members James S. Hunt (Chair) Hugh M. Brown Theodore J. Hoepner Toni Jennings Six Meetings Held in 2016

Compensation Committee

Each member of the Compensation Committee is independent as defined in the NYSE listing standards. The Compensation Committee sets the compensation for our Chief Executive Officer, and reviews and approves the compensation for our other executive officers, including the Named Executive Officers. See “Executive Compensation - Compensation Committee Report” and “Compensation Discussion and Analysis.” The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, our Performance Stock Plan (“PSP”), which was suspended in April 2010, our ISO Plan, which expired December 31, 2008, and our 2010 Stock Incentive Plan. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate.

Members Toni Jennings (Chair), Samuel P. Bell, III Theodore J. Hoepner James S. Hunt H. Palmer Proctor, Jr. Nine Meetings Held in 2016

Nominating/Corporate Governance Committee

Each member of the Nominating/Corporate Governance Committee is independent as defined in the NYSE listing standards. This Committee’s duties include responsibilities associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Meeting of Shareholders and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.

Members Wendell S. Reilly (Chair) Hugh M. Brown Bradley Currey, Jr. Chilton D. Varner Six Meetings Held in 2016

Director Tenure and Board Refreshment

The Nominating/Corporate Governance Committee regularly considers the composition of the Board. However, we have not established a mandatory retirement age or other term limits because we believe longer-tenured directors can bring important experience and institutional knowledge that are critical to the success of our Board and the long-term interests of our shareholders. Consideration is given to rotating committee members, committee chairs, and the Lead Independent Director position every three to five years because we believe fresh perspectives facilitate enhanced Board and committee performance. Our Nominating/Corporate Governance Committee evaluates the performance of each incumbent director at least annually before recommending his or her nomination for an additional term. In addition, any director who has a job change must submit a letter of resignation resigning from the Board. The submission of a letter of resignation provides an opportunity for the Board to review the continued appropriateness of the director’s membership on the Board under the circumstances.

16	2017 Proxy Statement

Board and Corporate Governance Matters

Board Evaluations

The Nominating/Corporate Governance Committee conducts an annual evaluation of the Board and its committees, as well as the individual performance of each director. As part of this process, all directors complete detailed confidential questionnaires to provide feedback on the effectiveness of the Board, the committees and the performance of individual directors. The results of the questionnaires are compiled anonymously by the Chair of the Nominating/Corporate Governance Committee in the form of summaries, and the feedback is reviewed and discussed by the Nominating/Corporate Governance Committee and subsequently reported to the full Board. We believe these assessments allow us to continually improve the effectiveness of our Board and committee meetings throughout the year.

Meetings and Attendance

During 2016, our Board of Directors held eight meetings. Each incumbent director serving during 2016 attended 100% of the total number of Board meetings, and 100% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, directors, all of whom are director nominees, to attend the Annual Meeting of Shareholders. All members of the Board attended the 2016 Annual Meeting of Shareholders.

Director Attendance
100%
at all Board meetings, committee meetings, and the 2016 Annual Meeting of Shareholders

Director Compensation

During 2016, non-employee directors were paid an annual retainer of $80,000, payable in quarterly installments. We also pay an additional $1,500 for each meeting attended by such director in excess of 12. In addition, the Chair of the Audit Committee is paid a $5,000 retainer, and the Chairs of the Compensation, Nominating/Corporate Governance and Acquisition Committees each receive $3,000 retainers, for services associated with those positions. Also, each director who is not an employee of ours received in January 2016 a grant of $50,000 worth of shares of our common stock under our SIP, valued as of the close of business on the last business day before the regular January meeting of the Compensation Committee. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee receives separate compensation for services rendered as a director.

The following table sets forth cash and other compensation earned during 2016 by directors who are not Named Executive Officers.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Samuel P. Bell, III	80,000	49,973	–		129,973
Hugh M. Brown	80,000	49,973	–		129,973
J. Hyatt Brown	–	–	212,351	(1)	212,351
Bradley Currey, Jr.	80,000	49,973	–		129,973
Theodore J. Hoepner	80,000	49,973	–		129,973
James S. Hunt	85,000	49,973	–		135,973
Toni Jennings	83,000	49,973	–		132,973
Timothy R.M. Main	80,000	49,973	–		129,973
H. Palmer Proctor, Jr.	83,000	49,973	–		132,973
Wendell S. Reilly	83,000	49,973	–		132,973
Chilton D. Varner	80,000	49,973	–		129,973

(1)	See “Relationships and Transactions with Affiliated Parties” for information on additional payments to Mr. Hyatt Brown.

Brown & Brown, Inc.	17

AUDIT MATTERS

Proposal 2	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountants

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte & Touche LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2002.

✓The Board recommends a vote FOR the ratification of Deloitte & Touche LLP for 2017

The Committee and the Board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the appointment of the independent registered public accountants will be reconsidered by the Committee. Even if the selection is ratified, the Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

Vote Required; Board Recommendation

In order to be ratified, this Proposal 2 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the ratification of Proposal 2 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

18	2017 Proxy Statement

Audit Matters

Report of the Audit Committee

The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter, which was most recently reviewed by the Committee in January 2017. The Charter is posted on the Company’s website (www.bbinsurance.com) in the “Corporate Governance” section, under “Key Documents.”

Each member of the Audit Committee qualifies as “independent” (as that term is defined in the NYSE listing standards, as well as other statutory, regulatory and other requirements applicable to the Company’s Audit Committee members).

With respect to the fiscal year ended December 31, 2016, the Audit Committee:

(1)	has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accountants;
(2)	has discussed with the independent registered public accountants of the Company the matters required to be discussed by the standards of the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 16, Communications with Audit Committees;
(3)	has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and
(4)	based on the review and discussions with management and the independent registered public accountants referenced above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

AUDIT COMMITTEE

James S. Hunt (Chair)
Hugh M. Brown
Theodore J. Hoepner
Toni Jennings

Brown & Brown, Inc.	19

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Deloitte & Touche LLP

We incurred the following fees for services performed by Deloitte & Touche LLP for fiscal years 2016 and 2015:

	2015	2016
Audit Fees:(1)	$1,465,595	$1,647,468
Audit-Related Fees:(2)	$0	$3,501	(3)
Tax Fees:(4)	$0	$0
All Other Fees:(5)	$0	$0
Total:	$1,465,595	$1,650,969

(1)	Audit Fees were the aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements, the review of financial statements included in our Forms 10-Q and the audit of our internal control over financial reporting for the fiscal years ended December 31, 2016 and 2015, including any out-of-pocket expense.
(2)	Audit-Related Fees were the fees billed to us by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements that are not reported above under the caption “Audit Fees” for the fiscal years ended December 31, 2015 or 2016.
(3)	These fees were billed primarily in connection with the sale of the Company’s Colonial Claims business.
(4)	Tax Fees are fees for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2016 or 2015. Deloitte & Touche LLP did not provide any such services during the period.
(5)	Deloitte & Touche LLP did not provide any “other services” during the period.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accountant Services

Our policy requires that the Audit Committee consider and approve in advance any proposed engagement of the independent registered public accountants to perform services in addition to those approved in connection with their annual engagement letter, except for certain limited non-audit services. During fiscal years 2016 and 2015, all services were approved by the Audit Committee in accordance with this policy.

20	2017 Proxy Statement

COMPENSATION MATTERS

Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation

At the Meeting, we will ask our shareholders to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation.

✓The Board recommends a vote FOR the resolution to approve on a non-binding advisory basis the compensation of the named executive officers.

As described in detail below under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Accordingly, our Named Executive Officers are rewarded to the extent we achieve specific annual goals and deliver financial performance intended to increase long-term shareholder value.

Our Compensation Committee has adopted an approach to executive compensation that we believe enables the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance and aligning executive compensation with shareholder interests. The Committee continually reviews the compensation programs for our Named Executive Officers with the goal of most effectively aligning our executive compensation structure with our shareholders’ interests and current market practices. For example, (1) a significant portion of pay is performance-based, (2) compensation is incentive-driven with both short- and long-term focus, and (3) we believe components of compensation are linked to increasing shareholder value.

We are again asking our shareholders to indicate their support for our executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, program and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask our shareholders to vote “FOR” the approval, on an advisory basis, of executive compensation.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, our Board and Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required; Board Recommendation

In order to be approved, this Proposal 3 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the advisory approval of Proposal 3 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and those discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Toni Jennings (Chair)
Samuel P. Bell, III
Theodore J. Hoepner
James S. Hunt
H. Palmer Proctor, Jr.

Brown & Brown, Inc.	21

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee has responsibility for the design, implementation, and approval of the compensation of our executive officers. We seek to provide an executive compensation package that supports our business strategy and is driven by our overall financial performance, increases in shareholder value, the success of the business divisions that are directly impacted by the executive’s performance, and the performance of the individual executive. The Compensation Committee periodically reviews the pay practices of other companies with the goal of ensuring that the Company’s executive compensation program remains competitive, but does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data.

At last year’s Annual Meeting of Shareholders, 98% of the votes cast were in favor of the advisory vote to approve executive compensation. In view of this favorable vote (as well as a similar favorable vote in 2015), as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), we continued many of our executive compensation policies from year to year. In 2016, however, we made the following enhancements to our compensation system as part of our ongoing efforts to keep our executive officers’ compensation aligned with the long-term interests of our shareholders:

Compensation Component	Description of Change	Rationale
Annual Cash Incentives	●40% of total target amount now based upon Adjusted EBITDAC Margin,(1) instead of earnings per share
●Better motivate our executive officers to not only drive Organic Revenue growth, but also leverage our revenues and increase operating margins
●Adjusted earnings per share is a key performance metric for our long-term equity incentive awards

Long-Term Equity Incentive Awards	●75% of award amount contingent upon both performance- and time-based vesting conditions; 25% of award amount contingent upon time-only-based vesting condition
●Tying a majority of our equity awards to pre-established corporate financial objectives which drive long-term shareholder return should more closely align the long-term interests of our executive officers and our shareholders
●Equity awards with time-based vesting conditions continue to operate as a complement to our traditional equity awards characterized by both performance-based and time-based vesting conditions to further incentivize and reward key personnel

●Vesting of performance-based awards tied to a combination of Average Organic Sales Growth (as defined in the applicable award agreement) and compound annual growth rate of cumulative earnings per share, excluding any impact for changes in acquisition earn-out liabilities
●Performance conditions measured over three-year period beginning January 1, 2016

●A combination of performance- and time-based vesting conditions is intended to achieve a strong alignment between pay and performance, and incentivize the long-term retention of our executive officers and key employees

	●Shares with a performance-based vesting condition contemplate a minimum payout of 0% and a maximum payout of 200%, subject to the level of performance attained	●Payouts for above-target performance motivate our executive officers to overperform; recognition of performance that may be less than target
	●All awards, including those with a performance-based vesting component, include a cliff vesting condition requiring five years of continuous employment from date of grant	●Continued inclusion of a longer-term equity award (e.g., five years) helps attract, motivate and retain individuals whose performance drives our results

(1) See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.

22	2017 Proxy Statement

Compensation Discussion and Analysis

We believe these changes—together with the other elements of our compensation system—effectively incentivized our executive officers to deliver strong results for the Company. Our fiscal 2016 performance, as reflected in the table below, resulted in above-target payouts of our annual cash incentives to all of our executive officers:

Performance Highlights

	2016 Performance	2015 Performance
Revenues	$1.767 billion	$1.661 billion
Net income	$257 million	$243 million
Earnings per share	$1.82	$1.70
Company total commissions and fees growth	6.4%	5.7%
Retail Division total commissions and fees growth	5.7%	5.4%
National Programs Division total commissions and fees growth	4.5%	7.8%
Wholesale Brokerage Division total commissions and fees growth	12.1%	2.4%
Services Division Organic total commissions and fees growth	7.4%	6.5%
Company Organic Revenue(1) growth	3.0%	2.6%
Retail Division Organic Revenue(1) growth	1.9%	1.4%
National Programs Division Organic Revenue(1) growth	4.2%	1.8%
Wholesale Brokerage Division Organic Revenue(1) growth	4.3%	5.9%
Services Division Organic Revenue(1) growth	3.8%	6.8%
Income before income taxes margin(2)	24.0%	24.2%
Adjusted EBITDAC Margin(1)	32.7%	33.3%
(1) See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.
(2) Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.

Our Compensation Philosophy

Our compensation system is intended to:

In furtherance of these goals, for 2016 our incentive compensation program included both long- and short-term compensation and was tied to increases in our adjusted earnings per share, organic revenue growth, adjusted EBITDAC margin, and pre-determined personal objectives for each of our executive officers.

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Compensation Discussion and Analysis

Compensation Components

Our compensation philosophy is reflected in the following short-term and long-term compensation components:

1 Base Salary	2 Annual Cash Incentives and Bonuses	3 Long-Term Equity Incentive Awards

●Provide competitive levels of compensation to our executive officers based on scope of responsibility and duties ●Provide a basic level of compensation ●Recruit and retain executive officers	●Align executive officers with annual goals and objectives ●Create a direct link between pay and financial and operational performance
●Reward effective long-term capital management and decision-making
●Focus attention on future returns to shareholders
●Retain executive officers who have the potential to impact both our short-term and long-term profitability
●Recognize and reward specific achievements and/or the previous year’s performance
●Generally granted annually during first quarter; mid-year grants may occur in recognition of specific achievements or promotion

Percentage at Target (CEO)	Percentage at Target (CEO)	Percentage at Target (CEO)
26%	37%	26%	33%

Percentage at Target (Other NEOs)	Percentage at Target (Other NEOs)	Percentage at Target (Other NEOs)
28%	42%	26%	26%

How Amounts Are Determined	How Amounts Are Determined	How Amounts Are Determined

●Based on a wide range of factors, including business results, individual performance and comparative market assessments
●Target payouts based upon comparative market assessments and recommendations by chief executive officer and input from the Compensation Committee’s independent compensation consultant, subject to approval of Compensation Committee or, in the case of the chief executive officer, recommendations from the Compensation Committee’s independent compensation consultant, subject to approval of Compensation Committee based upon its annual chief executive officer performance review
●Actual payout based upon a combination of Company and/or divisional performance and achievement of personal performance objectives
●Additional discretionary bonus available as determined by chief executive officer, subject to the approval of Compensation Committee, or, in the case of chief executive officer, as determined by Compensation Committee

●Award amount determined based upon a blend of quantitative goals and consideration of personal factors, as well as comparative market assessments
●Actual value realized based upon the Company’s performance over measurement and vesting periods

24	2017 Proxy Statement

Compensation Discussion and Analysis

The chart below shows the 2016 mix of compensation for our CEO and for the other NEOs as a group.

2016 Target Mix

CEO

Base Salary 26%	Annual Cash Incentive 37%	Long-Term Equity Awards 33%	Other 4%

70% At-Risk

Other NEOs

Base Salary 28%	Annual Cash Incentive 42%	Long-Term Equity Awards 26%	Other 4%

68% At-Risk

How We Set Compensation

Comparative Market Assessment

The Compensation Committee does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data, but does periodically review the pay practices of other companies with the goal of ensuring that the Company’s executive compensation program remains competitive. In 2016, Frederic W. Cook & Co., Inc. (“FW Cook”), an independent outside compensation consulting firm retained by the Compensation Committee, conducted a comprehensive analysis of the Company’s pay practices and executive compensation levels as compared to a group of the Company’s peers, as described below.

Proxy Comparison Group

This group was focused on our peers in the Russell 3000 of similar size, industry, and business characteristics. The other insurance intermediaries for which compensation data was publicly available—Aon plc, Arthur J. Gallagher & Co, Marsh & McLennan Companies Inc. and Willis Towers Watson PLC—compete with us the most directly for talent. However, these publicly traded insurance intermediaries are significantly larger than we are in total assets, total revenue and market capitalization. Because of these differences in size, FW Cook also reviewed the compensation practices of nine publicly traded insurance carriers and several other companies in the capital markets industry. The proxy comparison group was as follows:

Arch Capital Group Ltd.	Property & Casualty Insurance Carrier
AXIS Capital Holdings Limited	Property & Casualty Insurance Carrier
Aon plc	Insurance Intermediary
Argo Group International Holdings	Property & Casualty Insurance Carrier
Arthur J. Gallagher & Co.	Insurance Intermediary
CBIZ, Inc.	Research & Consulting Services
Crawford & Company	Insurance Intermediary
Erie Indemnity Company	Property & Casualty Insurance Carrier
FBL Financial Group Inc.	Life & Health Insurance Company
Marsh & McLennan Companies Inc.	Insurance Intermediary
Primerica, Inc.	Life & Health Insurance Company
Raymond James Financial, Inc.	Investment Banking & Brokerage
RLI Corp.	Property & Casualty Insurance Carrier
Selective Insurance Group Inc.	Property & Casualty Insurance Carrier
Waddell & Reed Financial, Inc.	Asset Management & Custody Banks
Willis Towers Watson PLC	Insurance Intermediary

Brown & Brown, Inc.	25

Compensation Discussion and Analysis

Survey Comparison

As part of FW Cook’s engagement, the Compensation Committee also reviewed and considered data from the 2016 Towers Watson CDB General Industry Compensation survey.

Results of the Comparative Market Assessment

Based upon the results of FW Cook’s analysis, the Compensation Committee determined that, among other things, the total 2016 direct compensation for the Company’s executive officers, which includes each executive officer’s base salary, target cash incentive amount, and target long-term equity incentives, was generally aligned with the market blend median. However, the Compensation Committee also concluded that the Company’s 2016 management service fee (MSF), which is the notional amount investors pay for a company to be managed, calculated as the aggregate 2016 target pay for the Company’s five highest paid executive officers in 2015, was positioned in the 32nd percentile of the Company’s peer group, while the Company’s 2015 revenue was positioned in the 48th percentile of its peer group. The Compensation Committee believes that the evaluation of MSF is valuable to gain an understanding of the pay competitiveness of the Company’s executive officers, regardless of position or tenure.

While the Compensation Committee did consider FW Cook’s analysis in making our 2017 compensation decisions, in light of the conclusion that our executive officers’ total direct compensation was generally aligned with the market blend median, the Compensation Committee did not apply any market-rate pay adjustments for any of our Named Executive Officers, except for Mr. Powell Brown, who received an increase in his 2017 annual long-term equity incentive award of $250,000, and Mr. Watts, who received an increase in his 2017 target cash incentive amount of $125,000:

●

Mr. Powell Brown. As part of its decision to increase Mr. Powell Brown’s long-term equity incentive award from $1,250,000 to $1,500,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Powell Brown’s 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 long-term equity incentive was below the 25th percentile for the peer group and the general industry.

●

Mr. Watts. As part of its decision to increase Mr. Watts’ 2017 target cash incentive amount from $400,000 to $525,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook and concluded that Mr. Watts’ 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 target cash incentive amount was below the 50th percentile for the peer group and the general industry.

Role of the Compensation Consultant

Beginning in August 2015, the Compensation Committee engaged FW Cook to assist with a review of the components, structure and design of the long-term equity incentive arrangements with our executive officers and other key employees. The primary goal of this engagement was to help design long-term equity incentive arrangements that continue to be competitive and aligned with shareholder interests. FW Cook has remained engaged by the Compensation Committee to advise and assist with other matters related to executive compensation, including the selection of a new peer group in 2016 and a subsequent comprehensive analysis of the Company’s pay practices and executive compensation levels as compared to the updated peer group, which the Compensation Committee considered in making its compensation decisions for 2017. The Compensation Committee considers FW Cook to be independent because FW Cook performed no services for the Company’s management unrelated to services performed for the Compensation Committee and there was no conflict of interest raised as a result of any work performed by FW Cook, directly or indirectly, for the Compensation Committee during fiscal years 2015 or 2016.

Role of Management

The Compensation Committee considers input from our Chief Executive Officer in making determinations regarding the compensation of our executive officers, other than our Chief Executive Officer. As part of the annual planning process, our Chief Executive Officer recommends, and presents to the Compensation Committee for consideration, base salary adjustments, targets for our annual cash incentive program, and long-term equity incentive award amounts for our executive officers, other than our Chief Executive Officer. In addition, our Chief Executive Officer periodically presents to the Compensation Committee and the Board his evaluation of each executive officer’s performance and reviews succession plans for each of our executive officers.

2016 Compensation

Consideration of Last Year’s “Say-On-Pay” Vote

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we provide our shareholders with an annual opportunity to approve, on a nonbinding, advisory basis, the compensation of named executive officers. At our annual meetings of shareholders in both 2015 and 2016, our shareholders voted to approve this compensation by a significant margin.

In view of this favorable vote (as well as a similar favorable vote in 2015), as well as other factors (including regulatory requirements, market considerations, and Company and individual performance), we did not substantially change our executive compensation policies in 2017, except as set forth above.

At our 2016 Annual Meeting of Shareholders our executive compensation program was supported by 98% of votes cast.

26	2017 Proxy Statement

Compensation Discussion and Analysis

2016 Base Salaries

The Compensation Committee did not increase the base salaries for the Named Executive Officers in 2016.

2016 Annual Cash Incentives

Our annual cash incentives are designed to align executive officer compensation with our annual goals and objectives and to create a direct link between compensation and financial and operational performance. During the first quarter of each year, the Compensation Committee establishes the annual cash incentive components, consisting of financial performance measures, individual target cash incentive amounts, and personal objectives, for each executive officer, including the relative weightings and goals against which performance is measured and payouts are determined for such fiscal year.

In February 2016, the Compensation Committee approved a modification to the annual cash incentive components to use Adjusted EBITDAC Margin (which is a non-GAAP financial measure, as defined in Annex A), instead of the Company’s earnings per share, as part of the methodology for calculating the annual cash incentives payable to the Company’s executive officers. The consideration of Adjusted EBITDAC Margin as part of the 2016 annual cash incentives was intended to further motivate our executive officers to not only drive Organic Revenue growth, but also leverage our revenues and thereby increase the Company’s operating margins. This change was effective for the 2016 annual cash incentives payable to executive officers, which were calculated and paid in January 2017.

Target Amounts. In February 2016, the Compensation Committee established the 2016 target cash incentive amounts for the Named Executive Officers. Other than for Mr. Walker, whose target cash incentive amount for 2016 increased from $800,000 to $900,000, and for Mr. Watts, whose target cash incentive amount for 2016 increased from $350,000 to $400,000, the Compensation Committee did not increase the target cash incentive amounts for our Named Executive Officers. The decision to increase Mr. Walker’s target cash incentive amount was based upon his continued leadership and the growth of our National Programs Division. The decision to increase Mr. Watts’ target cash incentive amount was based upon him assuming additional operational responsibilities during 2016.

For 2016, the aggregate target cash incentive amounts were: for Mr. Powell Brown, $1,400,000; for Mr. Watts, $400,000; for Mr. Penny, $800,000; for Mr. Strianese, $900,000 and for Mr. Walker, $900,000. Payouts can range from 0% to 200% of the aggregate target cash incentive depending on financial performance of the Company or division, as applicable, and Named Executive Officer performance against personal objectives.

2016 Annual Cash Incentive Components. For 2016, the Compensation Committee selected the following components and weightings for the annual cash incentives for the Named Executive Officers:

	Financial Performance Measures				Personal Objectives
Executive Officer	Weighting	Measure	Weighting	Measure	Weighting	Measure
J. Powell Brown	40%	Company Organic Revenue growth(1)	40%	Adjusted EBITDAC Margin(1)	20%	Personal objectives established for each Named Executive Officer(2)
R. Andrew Watts
J. Scott Penny

Anthony T. Strianese	40%	Wholesale Brokerage Division Organic Revenue growth(1)

Chris L. Walker	40%	National Programs Division Organic Revenue growth(1)

(1) See Annex A for additional information regarding Organic Revenue, Organic Revenue growth and Adjusted EBITDAC Margin, which are non-GAAP financial measures, including a reconciliation to the most closely comparable GAAP financial measure.
(2) The personal objectives for each of our Named Executive Officers were approved by the Compensation Committee in February 2016.

The target amounts for each financial performance measure were reviewed and approved by the Compensation Committee in February 2016 and were based our 2016 budget, which was approved by the Board in January 2016. Our budgeting process reflects thorough and thoughtful discussions among management, and between management and our Board, to ensure that our performance targets are rigorous yet realistic for our executive officers. In determining our 2016 budget, which served as the basis for the targets for each 2016 financial performance measure, consideration was given to, among other things:

●

Our expectation that insurance premium rates and “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values, sales and payroll levels) to determine what premium to charge the insured, were expected to remain constant or otherwise decline in 2016, making it more difficult for our businesses to grow their revenues;

●

Our planned investments during 2016 in technology, hiring new teammates, expanding our capabilities, and developing new product lines, along with the expected impact of such investments on our operating margins; and

●	The anticipated negative impact on our 2016 revenues resulting from certain regulatory changes that had already occurred, or were expected to occur in 2016.

Brown & Brown, Inc.	27

Compensation Discussion and Analysis

For each financial performance measure, we make no payout for performance below a certain threshold. As part of our pay-for-performance framework, the Compensation Committee adopted payout curves that are intended to incentivize performance generally within a “target payout corridor” and that provide for incrementally higher and lower payouts for performance outside of the target payout corridor. Payout percentages for each financial performance measure were calculated based on the following tables:

Determination of 2016 Annual Cash Incentive Payouts. In January 2017, the Compensation Committee reviewed actual 2016 performance of each financial performance measure against the target performance for each such measure as set forth in the following table:

Financial Performance Measure	Target	Actual	Percentage of Target Performance	Payout Percentage
Adjusted EBITDAC Margin	32.4%	32.7%	—	109.3%
Company Organic Revenue growth	2.6%	3.0%	115.4%	113.5%
Wholesale Brokerage Division Organic Revenue growth	4.4%	4.3%	97.8%	97.8%
National Programs Division Organic Revenue growth	3.2%	4.2%	131.3%	125.2%

28	2017 Proxy Statement

Compensation Discussion and Analysis

With respect to the achievement of personal objectives by each of the Named Executive Officers, which accounts for 20% of the 2016 cash incentive amount, the Compensation Committee evaluated the level of achievement for each Named Executive Officer’s personal objectives in January 2017. The evaluation for Mr. Powell Brown, our Chief Executive Officer, was made by the Compensation Committee. For the other Named Executive Officers, the Compensation Committee, after discussion, consideration and review, accepted without modification the recommendations as proposed by the Chief Executive Officer. The Compensation Committee evaluated the achievement of each Named Executive Officer’s personal objectives in their totality instead of assigning a weight to each particular personal objective.

Name	Personal Objectives	Personal Objective Portion of 2016 Cash Incentive (0-200% of Target)
J. Powell Brown	●identification and implementation of opportunities to leverage Company’s full capabilities for the benefit of its customers ●continued development of the Senior Leadership Team and Company-wide talent ●contribution to evolving capital allocation strategy to further increase shareholder returns ●contribution to performance of annual plan related to revenues and earnings per share	100%
R. Andrew Watts	●continued contribution to the evolving capital allocation strategy to further increase shareholder returns ●implementation of a Company-wide technology strategy and technology upgrades ●work with the Senior Leadership Team as a business partner ●further development of the Company’s finance and technology talent ●contribution to monitoring and helping drive delivery of the Company’s performance of its annual plan related to revenues and earnings per share	200%
J. Scott Penny	●contribution to sourcing culturally compatible acquisition candidates that would be expected to yield appropriate financial returns ●continued development of the current acquisition resource team ●support of cross-Company initiatives to deliver the full capabilities of the Company for the benefit of its customers ●contribution to the Company’s performance of its annual plan related to revenues and earnings per share	100%
Anthony T. Strianese	●further development of the Wholesale Brokerage Division’s leadership team ●contribution to sourcing culturally compatible acquisition candidates that would be expected to yield appropriate financial returns ●contribution to increasing the number of advancing insurance brokers within the Wholesale Brokerage Division ●contribution to the Wholesale Brokerage Division’s performance of its annual plan related to revenues and pre-tax income	128%
Chris L. Walker	●further development of the National Program Division’s leadership team ●recruitment of additional revenue-producing teammates to the National Programs Division ●contribution to the expansion of existing, and creation of new, insurance programs within the National Programs Division ●contribution to the National Program Division’s performance of its annual plan related to revenues and pre-tax income	100%

As illustrated in the table below, the final 2016 cash incentive amounts were calculated by combining the payout amounts for each of the components discussed above and then rounding the resulting number up to the nearest thousand dollars:

Executive Officer	2016 Aggregate Target Cash Incentive Amount	Organic Revenue Growth Payout Amount	Adjusted EBITDAC Margin Payout Amount	Personal Objective Payout Amount	Total 2016 Cash Incentive Payout Amount(1)	Payout vs. Target Cash Incentive Amount
J. Powell Brown	$1,400,000	$631,773	$612,080	$280,000	$1,524,000	108.9%
R. Andrew Watts	$400,000	$180,507	$174,880	$160,000	$516,000	129.0%
J. Scott Penny	$800,000	$361,013	$349,760	$160,000	$871,000	108.9%
Anthony T. Strianese	$900,000	$352,763	$393,480	$230,400	$977,000	108.6%
Chris L. Walker	$900,000	$448,458	$393,480	$180,000	$1,022,000	113.6%

(1)	The 2016 cash incentive payouts are also shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Brown & Brown, Inc.	29

Compensation Discussion and Analysis

While not exercised in 2016, the Compensation Committee expressly reserves the right, in its sole discretion, to reduce the annual cash incentive for any Named Executive Officer, or to pay no annual cash incentive at all, if the Company's performance is unexpectedly poor or if the intended recipient commits acts of malfeasance.

2016 Discretionary Bonuses

Each of the Named Executive Officers is eligible to receive an additional discretionary bonus upon such terms and conditions as might be determined by the Chief Executive Officer, subject to the approval of the Compensation Committee, or, in the case of the Chief Executive Officer, as might be determined by the Compensation Committee. None of our Named Executive Officers received a discretionary bonus for 2016.

2016 SIP Grants

We endeavor to make our long-term equity incentive arrangements competitive and aligned with shareholder interests. In furtherance of this goal, in 2015, our Compensation Committee began a comprehensive review of the components, structure and design of our long-term equity incentive arrangements with our executive officers and other key employees. Following an in-depth evaluation and consideration of many factors, and based upon the recommendations of FW Cook, in early 2016 the Compensation Committee made several modifications to the design of our long-term equity incentive program. These changes were reflected as follows in the March 2016 SIP awards granted to our executive officers and other key employees:

Terms	Rationale
75% of shares granted to each executive officer as Performance Stock Award (“PSA”) that vest based on performance (over a three-year period) and time (over a five-year period from the date of grant); 25% of shares granted to each executive officer as Restricted Stock Award (“RSA”) that vest on time only (over a five-year period from the date of grant)	Tying a majority of our equity awards to pre-established corporate financial objectives which drive long-term shareholder returns should more closely align the long-term interests of our executive officers and our shareholders
Vesting of PSA shares tied to increases in the Company’s Average Organic Sales Growth (as defined in the applicable award agreement) and compound annual growth rate of the Company’s cumulative earnings per share, excluding any impact for changes in acquisition earn-out liabilities, in each case measured over a three-year period beginning January 1, 2016.	Average Organic Sales Growth and cumulative earnings per share are easily understandable, directly influenced by our executive officers and are intended to drive our long-term shareholder value
PSAs granted to our executive officers contemplate a minimum payout of 0% and a maximum payout of 200% based upon the level of performance of each performance condition during the three-year measurement period	Payouts for above-target performance motivate our executive officers to overperform; recognition of performance that may be less than target
PSAs are subject to both performance-based and time-based vesting conditions. In addition to the performance conditions described above, PSAs granted in March 2016 are subject to an additional time-based, cliff vesting condition requiring five years of continuous employment from the date of grant	A combination of performance- and time-based vesting conditions is intended to achieve a strong alignment between pay and performance, and incentivize the long-term retention of our executive officers and key employees
RSAs are subject to a cliff vesting condition requiring five years of continuous employment from the date of grant; RSA recipients acquired voting and dividend rights at the time of grant, but cannot dispose of the shares	Equity awards with time-based vesting conditions continue to operate as a complement to our traditional equity awards characterized by both performance-based and time-based vesting conditions to further incentivize and reward key personnel; continued inclusion of a longer-term equity award (e.g., five years) helps attract, motivate and retain individuals whose performance drives our results

30	2017 Proxy Statement

Compensation Discussion and Analysis

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in March 2016:

Executive Officer	2016 Performance Stock Award (75%)	2016 Restricted Stock Award (25%)	Total 2016 Long-Term Equity Incentive Awards (100%)
J. Powell Brown	$937,500	$312,500	$1,250,000
R. Andrew Watts	$375,000	$125,000	$500,000
J. Scott Penny	$240,000	$80,000	$320,000
Anthony T. Strianese	$375,000	$125,000	$500,000
Chris L. Walker	$375,000	$125,000	$500,000

2016 Equity Incentive Plan Outcomes

January 2011 SIP Grants. In January 2011, certain of our Named Executive Officers received grants of restricted stock under our SIP, which included a performance condition of vesting based upon the compounded annual growth rate (“CAGR”) of our earnings per share, excluding the impact of the change in estimated acquisition earn-out payables and any other items (for example, extraordinary, nonrecurring items) that the Compensation Committee determines to be appropriately disregarded for all grants subject to this vesting condition (“Adjusted EPS”). Under the applicable award agreements, this performance condition is satisfied for (i) two-thirds of the shares granted if our cumulative Adjusted EPS during the five-year performance period ending December 31, 2015 is at least $6.99 (i.e., a CAGR during the performance period of at least 7.5%), and (ii) one-third of the shares granted if our cumulative Adjusted EPS during the performance period is at least $7.52 (i.e., a CAGR during the performance period of at least 10%).

In March 2016, the Compensation Committee determined that our cumulative Adjusted EPS, which excluded the net pretax loss on disposal of the Axiom Re business in 2014, during the performance period was $7.24 (i.e., the CAGR during the performance period was greater than 7.5%, but less than 10%), and, therefore, the performance condition was satisfied with respect to two-thirds of the granted shares, as follows: Mr. Powell Brown, 39,684 shares; Mr. Penny, 33,418 shares; and Mr. Strianese, 33,418 shares. The Compensation Committee concluded that it was desirable to exclude from the calculation of Adjusted EPS the net pretax loss on disposal of the Axiom Re business in 2014 because the sale of these assets was nonrecurring and in furtherance of the Company’s strategic plan to exit the reinsurance business. Upon the Compensation Committee’s certification of this performance condition, Messrs. Powell Brown, Penny, and Strianese gained dividend rights and voting entitlement with respect to these shares. Except in limited circumstances, one-half of these shares become fully vested in three equal installments on January 1, 2017, 2018, and 2019, respectively, and the other half of these shares become fully vested on January 1, 2021, provided, that in all cases, the grantee remains continuously employed by us until such dates.

See Annex A for additional information regarding Adjusted EPS, which is a non-GAAP financial measure, including a reconciliation to the most closely comparable GAAP financial measure.

2009 PSP and 2010 SIP Grants. In July 2009 and April 2010, Mr. Powell Brown received grants of restricted stock under our PSP and SIP, respectively, which included a performance condition of vesting that is satisfied in increments, or “tranches,” of 20% each time our 20-day average trading stock price increases by 20% during the seven-year period beginning July 21, 2009.

In May 2016, the Compensation Committee determined that the average closing price of our common stock was at least $34.78 and, therefore, the performance condition was satisfied with respect to the fourth tranche of such grants, totaling 41,408 shares. Upon the Compensation Committee’s certification of this performance condition, Mr. Powell Brown gained dividend rights and voting entitlement with respect to these shares, but full ownership will not vest, except in limited circumstances, unless Mr. Powell Brown remains continuously employed by us for a period of 20 years from the date of grant.

2017 Compensation

As part of its ongoing evaluation of our executive officers’ compensation and based, in part, on the recommendation of FW Cook, in early 2017, the Compensation Committee approved the framework for our executive officers’ compensation for 2017, as described below.

2017 Base Salaries

In January 2017, the Compensation Committee determined not to increase the 2017 base salaries for the Named Executive Officers, except for Mr. Penny, whose base salary increased from $463,500 to $500,000, and Mr. Strianese, whose base salary increased from $500,000 to $600,000. The decision to increase Mr. Penny’s 2017 base salary was based upon his individual performance during 2016 and in recognition of the fact that his base salary had not been increased since 2014. The decision to increase Mr. Strianese’s 2017 base salary was part of the Compensation Committee’s overall determination to increase his total direct compensation in recognition of his individual performance and the performance of the Company’s Wholesale Brokerage Division, for which Mr. Strianese has responsibility, during 2016 and was accompanied by a decrease in Mr. Strianese’s 2017 target cash incentive amount from $900,000 to $850,000.

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Compensation Discussion and Analysis

2017 Annual Cash Incentives

In February 2017, the Compensation Committee determined not to change the components of our annual executive officer cash incentives or the weighting of each component. The measurement metrics and the following aggregate target cash incentive amounts for our named executive officers were reviewed and approved by the Compensation Committee in early 2017 as part of our annual planning process:

Executive Officer	2016 Target Cash Incentive Amount	2017 Target Cash Incentive Amount	Change
J. Powell Brown	$1,400,000	$1,400,000	–
R. Andrew Watts	$400,000	$525,000	125,000	(1)
J. Scott Penny	$800,000	$800,000	–
Anthony T. Strianese	$900,000	$850,000	(50,000)	(2)
Chris L. Walker	$900,000	$900,000	–

(1)	The decision to increase Mr. Watts’ 2017 target cash incentive amount from $400,000 to $525,000 was based upon the increasing scope of Mr. Watts’ operational responsibilities in 2016 and 2017 and the results of the comparative market assessment conducted by FW Cook. As part of its consideration of the comparative market assessment, the Compensation Committee concluded that Mr. Watts’ 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 target cash incentive amount was below the 50th percentile for the peer group and the general industry.
(2)	The decision to decrease Mr. Strianese’s 2017 target cash incentive amount from $900,000 to $850,000 was part of the Compensation Committee’s overall determination to increase his total direct compensation in recognition of his individual performance and the performance of the Company’s Wholesale Brokerage Division, for which Mr. Strianese has responsibility, during 2016 and was accompanied by an increase in Mr. Strianese’s base salary from $500,000 to $600,000.

2017 SIP Grants

Based upon the recommendation of our Chief Executive Officer and, with respect to our Chief Executive Officer, based upon the Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance, as well as input from FW Cook, the following long-term equity incentive awards for our Named Executive Officers were approved by our Compensation Committee in February 2017:

Executive Officer	2017 Performance Stock Award (75%)	2017 Restricted Stock Award (25%)	Total 2017 Long-Term Equity Incentive Awards (100%)	Total 2016 Long-Term Equity Incentive Awards	Change
J. Powell Brown	$1,125,000	$375,000	$1,500,000	$1,250,000	$250,000
R. Andrew Watts	$375,000	$125,000	$500,000	$500,000	–
J. Scott Penny	$240,000	$80,000	$320,000	$320,000	–
Anthony T. Strianese	$375,000	$125,000	$500,000	$500,000	–
Chris L. Walker	$375,000	$125,000	$500,000	$500,000	–

As part of its decision to increase Mr. Powell Brown’s long-term equity incentive award in 2017 by $250,000, the Compensation Committee considered the comparative market assessment conducted by FW Cook in 2016 and concluded that Mr. Powell Brown’s 2016 target total direct compensation was aligned with only the 25th percentile of the peer group, between the 25th and 50th percentile of the general industry, and that the amount of his 2016 long-term equity incentive was below the 25th percentile for the peer group and the general industry.

Other Compensation

We also provide the following compensation and benefits to attract and retain key employees.

32	2017 Proxy Statement

Compensation Discussion and Analysis

Benefits Generally

Along with all other full-time employees, each of the Named Executive Officers is eligible: (a) to receive matching contributions to the Company’s 401(k) Plan; (b) to participate in the Company's 1990 Employee Stock Purchase Plan; (c) to participate in group medical, dental and other benefit plans; and (d) to the extent permitted by applicable law, for reimbursement of amounts earned by the Company on personal lines insurance such as homeowners and flood insurance purchased by such Named Executive Officer. Our 401(k) Plan provides for matching contributions of up to four percent (4.0%) of the contributions made by each participant. The 401(k) Plan also permits discretionary profit-sharing contributions, but the Company made no such contributions to the accounts of Named Executive Officers for 2016.

Dividend Payments on Unvested Stock Awards

The Named Executive Officers receive dividends on unvested shares granted pursuant to the Company’s equity incentive compensation plans (i) that have exclusively time-based vesting requirements (e.g., time-based Restricted Stock Awards), or (ii) for which the applicable performance conditions have been satisfied in accordance with the applicable award agreements (e.g., performance-based Performance Stock Awards).

Deferred Compensation Plan

The Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan, which provides the opportunity to defer receipt of up to 75% of salary and up to 100% of cash incentive and bonus compensation. Participant deferrals are credited to the participant’s deferral contribution account. The participant's account is credited with earnings based on the performance of the participant’s investment allocation among a menu of investment options designated by the Company. The Company is permitted, but not required, to make matching contributions and other discretionary contributions under this plan. The Company made no matching or other discretionary contributions to the accounts of Named Executive Officers for 2016.

A participant’s account under the Company’s non-qualified deferred compensation plan generally is distributed in a lump sum or installments upon the participant’s retirement, other termination of employment or death. However, in some circumstances (including hardship) all or a portion of the participant’s deferral account may be distributed on one or more specified dates prior to termination of employment. Participants elect at the time of deferral to have the distributions made in a lump sum or annual installments.

Personal Benefits

Certain golf or social club membership dues paid by the Named Executive Officers who have responsibility for the entertainment of clients, prospective clients and principals of acquisition prospects are reimbursed by the Company or paid on behalf of the Named Executive Officer. Additionally, the Company reimburses the costs of annual physical examinations that are not otherwise covered by insurance and for certain financial and tax planning services for each of the Named Executive Officers.

Policy on Tax Deductibility

The Compensation Committee considers the anticipated tax treatment of the Company’s compensation programs and payments, including the potential impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding one million dollars in any taxable year for any of the Named Executive Officers (excluding the Chief Financial Officer), other than compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. The deductibility of compensation payments can depend upon numerous factors, including the nature of the payment and the time that income is recognized under various awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee also can affect deductibility of compensation. Our general policy is to deliver equity-based compensation to employees in as tax-efficient a manner as possible, taking into consideration the overall cost to the Company. However, we believe that our interests and our shareholders’ interests may sometimes be best served by providing compensation that is not deductible in order to attract and retain high-quality people that are crucial to both the short-term and long-term success of the Company. Accordingly, the Compensation Committee retains the flexibility to provide for compensation that is not deductible.

Brown & Brown, Inc.	33

Compensation Discussion and Analysis

Payments Upon Termination or Change in Control

With the exception of Mr. Walker, all of the Named Executive Officers have employment agreements with the Company that include change-in-control provisions. The terms of our employment agreements with our Named Executive Officers are described below in the section titled “Employment and Deferred Compensation Agreements.”

The SIP provides for double-trigger vesting under which all participants, including all of the Named Executive Officers, would become vested in the following amounts if the participant’s service with us is involuntarily or constructively terminated (other than for specified causes, as set forth in the SIP) within 12 months after a “Transfer of Control” as defined in the SIP:

●For all grants, except those performance-based restricted stock grants in March 2016 and February 2017, 100% of all unvested restricted stock grants or stock appreciation rights granted pursuant to such SIP grants agreements, and

●For those performance-based restricted stock grants in March 2016 and February 2017, the greater of: (a) 100% of such unvested restricted stock grants or (b) the percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement) from the first day of the performance period to the date on which the Transfer of Control occurs.

For information concerning the value of the vested shares that each of the Named Executive Officers would have under the SIP in the event that termination of employment after “Transfer of Control” had occurred on the last business day of 2016, please see the table titled “Potential Payments Upon Termination or Change in Control – 2016” below.

The PSP (which was terminated in 2010) provides that all outstanding grants of PSP stock shall become fully vested and non-forfeitable in the event of: (i) the Company’s entry into any agreement to sell all or substantially all of its assets or to enter into any merger, consolidation, reorganization, division or other corporate transaction in which Company stock is converted into another security or into the right to receive securities or property, where such agreement does not provide for the assumption or substitution of PSP stock; (ii) any tender or exchange offer for the Company’s stock accepted by a majority of the shareholders of the Company; or (iii) the death of J. Hyatt Brown and the subsequent sale by his estate, his wife, his lineal descendants, any trust created for his benefit during his lifetime, or any combination of the foregoing, of the Company stock owned by J. Hyatt Brown prior to his death. The PSP further provides that if any shares of PSP stock become fully vested and non-forfeitable because of the occurrence of these events, the Company shall pay to the holders of such shares, within 60 days of the occurrence of such event, the full amount of any federal and state income tax liability incurred by such holder as a result of such vesting, including, without limitation, any excise tax with respect to such vesting (e.g., under Internal Revenue Code Section 4999 and any successor provision) as well as the amount of any tax liability with respect to such “gross-up” payment. This excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010, and no new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended. Additionally, the PSP provides that in the event of any “Change in Control” (as defined in the PSP, and excluding the triggering events described above), the Board thereafter shall have the right to take such action with respect to any shares of PSP stock that are forfeitable, or all such shares of PSP stock, as the Board in its discretion deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of the awards under the PSP. The PSP further states that the Board shall have the right to take different action with respect to different “Key Employees” (as defined in the PSP) or different groups of “Key Employees,” as the Board in its discretion deems appropriate under the circumstances. For information concerning the value of the vested PSP stock that each of the Named Executive Officers would have in the event that one of the triggering events described above occurred on the last business day of 2016, please see the table titled “Potential Payments Upon Termination or Change in Control – 2016” below.

Employment and Deferred Compensation Arrangements

Messrs. Powell Brown, Penny and Strianese

The Named Executive Officers other than Mr. Watts and Mr. Walker, entered into new employment agreements with the Company in 2014, replacing previous employment agreements that had different terms. Compensation under these agreements is not specified, but rather is to be agreed upon between us and the executive from time to time. See the section titled, “Compensation Discussion and Analysis” for information concerning the considerations affecting the compensation of the Named Executive Officers. The agreements include a provision that states that in the event of a “Change in Control,” defined as a circumstance in which the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes, if the resulting entity employs executives with duties similar in character, classification or responsibilities to Executive’s, the Agreement shall be deemed modified to provide Executive with “equivalent terms and benefits to those of similar executives.” The new employment agreements include, among other provisions, restrictive covenants prohibiting the solicitation or diversion of business or employees for a period of two years following voluntary or involuntary separation from employment, and also prohibit disclosure of confidential information. These agreements may be terminated by either party at any time, with or without cause or advance notice.

34	2017 Proxy Statement

Compensation Discussion and Analysis

Mr. Watts

In connection with his hiring in 2014, Mr. Watts and the Company entered into an employment agreement with a term ending on February 17, 2017 (the “Term”) pursuant to which, among other things, Mr. Watts: (1) receives a starting annual base salary of $500,000; (2) was eligible to receive a performance-based bonus for calendar year 2014, payable in the first quarter of 2015; (3) received a stock grant with a grant date fair value of $250,002 that will fully vest five years after the date of grant, subject to certain conditions (the “PTSG Bonus”); (4) received a stock grant with a grant date fair value of $474,991 that will fully vest three years after the date of grant, subject to certain conditions (the “Transition Equity Bonus”); (5) received a stock grant with grant date fair value of $800,020 that may be earned in five years based upon the Company’s achievement of specified performance targets and, if earned, will vest in years six, seven and eight; and (6) was entitled to the reimbursement of relocation expenses of up to $100,000. In 2014, Mr. Watts received reimbursement for relocation expenses in the amount of $71,281, and in 2016, Mr. Watts received reimbursement for additional relocation expenses in the amount $109,225. The Company reimbursed Mr. Watts for relocation expenses in excess of the original limit of $100,000 because of the actual expenses related to Mr. Watts’ relocation were higher than originally expected and because the reimbursement of certain relocation expenses resulted in unanticipated taxable income to Mr. Watts. In addition, Mr. Watts is eligible to participate in the Company's medical, dental, vision, group life insurance, long-term disability insurance, accidental, death and dismemberment insurance, employee stock purchase plan, stock incentive plan, deferred compensation plan and 401(k) plan. Following the conclusion of the Term on February 17, 2017, the terms of the employment agreement continued in effect, except that the agreement may now be terminated by either party at any time, with or without cause or advance notice.

In addition, Mr. Watts’ employment agreement provides that, during the Term, if his employment is terminated (a) by the Company other than for “Cause” (as defined below); (b) by Mr. Watts for “Good Reason” (as defined below); (c) due to death or permanent disability; or (d) by the Company due to a “Change in Control” (as defined below), then the Company will pay Mr. Watts (or in the event of his death, his estate) an amount equal to the sum of his base salary and target cash incentive amount through the end of the Term; $250,002, representing the grant date fair market value of the PTSG Bonus; and $474,991, representing the grant date fair market value of Transition Equity Bonus, all subject to certain customary conditions, including Mr. Watts’ entry into a general release in favor of the Company and compliance with restrictive covenants contained in his employment agreement.

Pursuant to Mr. Watts’ employment agreement:

●

“Cause” means, among other things, (a) a material breach of any of the terms of the employment agreement which remains uncured for 30 days after receiving written notice from the Company; (b) repeated failures to perform the services reasonably required of him by the Company which remains uncured for 30 days after receiving written notice; (c) violation of the Company’s written discrimination or harassment policy; (d) conviction of a felony or a crime involving moral turpitude; (e) the commission of certain acts, such as those involving fraud, theft, embezzlement, conversion or misappropriation of money or property, breach of any fiduciary duties to the Company, violation of the Company’s code of ethics; or (f) the loss, limitation or suspension of his license to write insurance in any jurisdiction where such license is material to the performance of his duties;

●

“Change in Control” means a change that would have to be reported in response to Item 6(e) of Schedule 14A of the Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended, as well as certain other circumstances involving the beneficial ownership of securities of the Company or the merger, acquisition or consolidation of the Company and its subsidiaries; and

●

“Good Reason” means (i) the Company, without Mr. Watts’ written consent, (a) materially reduces his salary, duties, or position, (b) commits a material breach of the employment agreement, or (c) materially changes the geographic location at which he must perform services for the Company; (ii) Mr. Watts provides written notice to the Company of any such action within 90 days of the date on which such action first occurs and provides the Company with 30 days to remedy such action (the “Cure Period”); and (iii) the Company fails to remedy such action within the Cure Period.

Mr. Walker

Mr. Walker entered into an employment agreement with the Company effective January 9, 2012, in connection with our acquisition of Arrowhead General Insurance Agency, Inc. The agreement may be terminated by either party at any time, with or without cause or advance notice. Compensation under the agreement is at an amount agreed upon between us and Mr. Walker from time to time, and for a period of two years following the termination of employment, the agreement prohibits Mr. Walker from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave their employment with us.

The above descriptions of our employment agreements with our Named Executive Officers are summaries and are qualified by reference to the copies of such agreements that have been filed as exhibits to our SEC filings as follows:

●	With respect to Messrs. Powell Brown, Penny and Strianese, Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2014;
●	With respect to Mr. Watts, Exhibit 10.2 to Form 10-Q for the quarter ended March 31, 2014; and
●	With respect to Mr. Walker, Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2013.

Brown & Brown, Inc.	35

Compensation Discussion and Analysis

Hedging and Pledging Policies; Stock Ownership Requirements; Clawback Policy

The Board has adopted policies prohibiting the hedging (as defined below) of our stock by directors, executive officers, and other members of our Senior Leadership Team and prohibiting the pledging of our stock by directors, as well prohibiting the pledging of our stock held pursuant to our stock ownership requirements by our executive officers and other members of our Senior Leadership Team. For the purposes of this policy, “hedging” includes engaging in short sales of Company stock and engaging in hedging transaction in publicly traded options that are based on the trading price of Company stock, such as puts, calls and other derivative securities. Our stock ownership requirements provide that members of the Company’s Senior Leadership Team must accumulate Company stock valued at the following multiples of their base salaries within three years of hire or promotion, and retain such stock until retirement, separation from employment, or removal from one of the categories set forth below:

Stock Ownership Guidelines - NEO Compliance As of December 31, 2016
(1)	Ownership levels include (i) shares owned directly or indirectly, excluding shares owned by immediate family members as to which beneficial ownership is disclaimed; (ii) unvested PSP shares that have met the applicable performance conditions under the applicable award agreements and (iii) unvested SIP shares that (a) are subject to a time-based-only vesting condition or (b) have met the applicable performance conditions under the applicable award agreements.
(2)	The ownership requirements are as follows: Chief Executive Officer - six times base salary; Senior Leadership Team members who are “officers” pursuant to Section 16 of Securities Exchange Act 1934 - three times base salary; and Senior Leadership Team members who are not “officers” pursuant to Section 16 of the Securities Exchange Act of 1934 - one times base salary.

In addition, each non-employee director is encouraged to accumulate at least $100,000 worth of Company stock within five years of joining the Board, and to retain such stock until after such service as a member of the Board has ceased.

The Board has adopted a policy that provides for the clawback of certain performance-based compensation in the event of a restatement of the Company’s financial results, other than a restatement caused by a change in applicable accounting rules or interpretations. Under the policy, if any performance-based equity or non-equity compensation paid to a current or former officer of the Company in the three years prior to the date of restatement would have been a lower amount had it been calculated based on the restated results, the Board’s Compensation Committee will evaluate recovery of such performance-based equity or non-equity compensation. If a recovery is determined to be appropriate, then the Compensation Committee will seek to recover, for the benefit of the Company and to the extent permitted by applicable law, the after-tax portion of the difference between the previously awarded compensation and the recalculated compensation.

In determining whether to seek recovery under the Company’s clawback policy, the Compensation Committee will take into account such considerations as it deems appropriate, including, without limitation, whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, and the likelihood of success under applicable law.

36	2017 Proxy Statement

Compensation Discussion and Analysis

Proposal 4	Approval, on an Advisory Basis, of One Year as the Interval at Which an Advisory Vote on the Compensation of the Named Executive Officers will be Conducted

We are required to provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on how frequently an advisory vote on the compensation of our named executive officers, such as the “say on pay” proposal, above, should be conducted. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

✓The Board unanimously recommends a vote FOR “one year” on this proposal.

After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

You may cast your vote on your preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: an advisory vote every one year; an advisory vote every two years; an advisory vote every three years; or abstaining from voting. Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board’s recommendation.

Vote Required; Board Recommendation

The option that receives the highest number of votes cast by shareholders will indicate the frequency for the advisory vote on executive compensation selected by shareholders casting votes on this Proposal. Abstentions and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” ON THIS PROPOSAL

Brown & Brown, Inc.	37

EXECUTIVE COMPENSATION TABLES

The following table sets forth the compensation received by our Named Executive Officers for services rendered to us in such capacity for the years ended December 31, 2016, 2015 and 2014, except in the case of Mr. Walker, who was not a named executive officer in 2014, for the year ended December 31, 2014.

Summary Compensation Table 2014-2016

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
J. Powell Brown	2016	1,000,000	–	1,249,963	1,524,000	143,668	3,917,631
Chief Executive Officer and	2015	1,029,422	–	399,993	958,000	118,143	2,505,558
President	2014	787,509	217,460	499,991	1,304,400	112,319	2,921,679
R. Andrew Watts	2016	500,000	–	499,985	516,000	148,784	1,664,769
Chief Financial Officer	2015	500,000	–	349,986	239,000	32,111	1,121,097
Executive Vice President and Treasurer	2014	423,077	–	1,525,013	331,474	855,354	3,134,918
J. Scott Penny	2016	463,500	–	319,975	871,000	79,862	1,734,337
Executive Vice President and	2015	463,500	–	199,996	625,000	66,873	1,355,369
Chief Acquisitions Officer	2014	469,867	–	300,008	869,634	55,086	1,694,595
Anthony T. Strianese	2016	500,000	–	499,985	977,000	74,692	2,051,677
Executive Vice President and	2015	500,000	–	324,998	900,000	57,925	1,782,923
President – Wholesale Brokerage Division	2014	505,385	–	300,008	1,034,888	59,781	1,900,062
Chris L. Walker	2016	500,000	–	499,985	1,022,000	22,649	2,044,634
Executive Vice President and	2015	497,292	–	199,996	625,000	17,019	1,339,307
President – Programs Division

(1)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) with respect to stock granted under the SIP to our Named Executive Officers rather than the dollar amount recognized during the fiscal year for financial statement purposes. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See the “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at 2016 Fiscal Year-End” tables for information with respect to stock granted under the SIP and PSP prior to 2016. For awards that are performance based, the indicated grant date fair value amounts assume that the target level of performance will be achieved.
(2)	These dollar amounts include the items identified in the table titled “All Other Compensation Table – 2016” below.

38	2017 Proxy Statement

Executive Compensation Tables

All Other Compensation Table – 2016

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums ($)(2)	Company Contributions to Retirement and 401(k) Plans ($)	Cash Dividends ($)(3)	Other ($)		Total ($)
J. Powell Brown	2016	3,633	–	10,600	129,435	–		143,668
	2015	15,885	–	10,600	91,658	–		118,143
	2014	24,055	–	10,400	77,864	–		112,319
R. Andrew Watts	2016	9,752	–	10,600	19,207	109,225	(4)	148,784
	2015	5,421	–	10,600	16,090	–		32,111
	2014	–	–	10,400	7,593	837,361	(5)	855,354
J. Scott Penny	2016	7,988	2,955	10,600	58,319	–		79,862
	2015	7,192	2,907	10,600	46,174	–		66,873
	2014	3,853	2,590	9,398	39,245	–		55,086
Anthony T. Strianese	2016	9,753	964	10,600	53,375	–		74,692
	2015	3,781	–	10,600	43,544	–		57,925
	2014	5,016	–	10,400	44,365	–		59,781
Chris L. Walker	2016	4,151	–	–	18,498	–		22,649
	2015	1,567	–	–	15,452	–		17,019

(1)	These amounts include reimbursement of the cost of annual physical examinations to the extent not otherwise covered by insurance, the reimbursement of the cost of certain financial and tax planning services and reimbursement of certain club membership dues and car service expenses. For additional information, please see “Compensation Discussion and Analysis - Other Compensation.”
(2)	These amounts include amounts earned by the Company and reimbursed to these employees for personal lines insurance purchased by these employees through the Company or its subsidiaries.
(3)	These amounts represent cash dividends paid on granted PSP and SIP shares for which conditions of vesting other than time-based conditions have been satisfied.
(4)	This amount includes relocation expenses that included closing costs of $72,823 related to the sale of Mr. Watts’ home in New Jersey and $36,402 for the reimbursement of income taxes related to his relocation (including income taxes in the amount of $8,667 related to amounts reimbursed to him in 2014) and related tax gross-up amounts.
(5)	This amount includes a transition cash bonus of $225,000 to compensate Mr. Watts for a cash bonus that he did not receive from his previous employer due to his acceptance of employment with the Company, a transition cash bonus of $500,000 to compensate Mr. Watts for a stock award that he did not receive from his previous employer due to acceptance of employment with the Company, relocation expenses totaling $71,281 and expenses of $41,080 related to travel to and from Mr. Watts’ home in New Jersey to his office in Daytona Beach, Florida.

Brown & Brown, Inc.	39

Executive Compensation Tables

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information about the range of possible annual incentive cash payouts in respect of 2016 performance, the range of shares that may be earned pursuant to the stock grants made to our Named Executive Officers under our SIP in 2016 and the grant date fair value of these stock grants computed under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”).

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)(3)	Target ($)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
J. Powell Brown	2/19/16	0	1,400,000	2,800,000
	3/23/16				0	26,430	52,860	937,472
	3/23/16				–	8,810	8,810	312,491
R. Andrew Watts	2/19/16	0	400,000	800,000
	3/23/16				0	10,572	21,144	374,989
	3/23/16				–	3,524	3,524	124,996
J. Scott Penny	2/19/16	0	800,000	1,600,000
	3/23/16				0	6,766	13,532	239,990
	3/23/16				–	2,255	2,255	79,985
Anthony T. Strianese	2/19/16	0	900,000	1,800,000
	3/23/16				0	10,572	21,144	374,989
	3/23/16				–	3,524	3,524	124,996
Chris L. Walker	2/19/16	0	900,000	1,800,000
	3/23/16				0	10,572	21,144	374,989
	3/23/16				–	3,524	3,524	124,996

(1)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned pursuant to the stock awards granted under our SIP in 2016. For additional information related to these grants, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(4)	For additional information related to the annual cash incentive awards including performance targets and measures, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
(5)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the shares granted to our Named Executive Officers under our SIP in 2016. The grant date fair value of the awards is determined under Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”) and represents the amount we would expense in our financial statements over the vesting schedule for the grants. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a SIP award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the grantees.

40	2017 Proxy Statement

Executive Compensation Tables

Fiscal Year-End Option and Stock Award Values

The closing market price of our stock underlying the stock options granted under the ISO Plan was $44.86 per share as of December 31, 2016. The resulting difference between the year-end market price and the exercise price per share of $18.48 for options granted in 2008 is $26.38 per share. Therefore, the values at fiscal year-end of unexercised “in-the-money” options granted to the Named Executive Officers, in addition to the unvested stock awards, are as set forth in the table below:

Outstanding Equity Awards at Fiscal Year-End - 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Powell	105,000	–	–	18.48	2/26/2018	–	–	–	–
Brown	–	–	–	–	–	275,320	12,350,855	96,219	4,316,384
R. Andrew	–	–	–	–	–	39,082	1,753,219	36,572	1,640,620
Watts
J. Scott	20,000	–	–	18.48	2/26/2018
Penny	–	–	–	–	–	120,575	5,408,995	43,987	1,973,257
Anthony T.	50,000	–	–	18.48	2/26/2018	–	–	–	–
Strianese	–	–	–	–	–	111,744	5,012,836	47,793	2,143,994
Chris L.	–	–	–	–	–	37,671	1,689,921	47,793	2,143,994
Walker

(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $44.86, the closing market price of our common stock on December 31, 2016.
(2)	The market value shown was determined by multiplying the number of unearned stock shares (at target) by $44.86, the closing market price of our common stock on December 31, 2016.

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Option Exercises and Stock Vested - 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Powell Brown	–	–	17,140	613,612
R. Andrew Watts	–	–	–	–
J. Scott Penny	34,589	548,927	17,140	613,612
Anthony T. Strianese	30,000	474,000	14,280	511,224
Chris L. Walker	–	–	–	–

(1)	The value realized upon the exercise of options is the difference between the exercise or base price and the market price of our common stock upon exercise. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	The value realized upon the vesting of stock awards is the number of shares multiplied by the market value of the underlying shares on the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Nonqualified Deferred Compensation at Fiscal Year-End - 2016

Name	Executive Contributions(1) $	Registrant Contributions $	Aggregate Earnings $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at 12/31/2016 $
J. Powell Brown	239,500	–	101,504	–	1,087,750
R. Andrew Watts	–	–	–	–	–
J. Scott Penny	–	–	13,412	–	139,491
Anthony T. Strianese	50,000	–	22,990	–	241,103
Chris L. Walker	–	–	–	–	–

(1)	In each instance, the indicated executive contribution is included in the amounts reported for that Named Executive Officer in the Summary Compensation Table for 2016.

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Potential Payments Upon Termination or Change in Control - 2016

Name	Benefit(1)	Before Change in Control Termination w/o Cause Resignation for Good Reason ($)	After Change in Control Termination w/o Cause or Resignation for Good Reason($)	Voluntary Termination($)	Death($)	Disability($)	Change in Control($)(2)
J. Powell Brown	ISO	–	2,769,900	–	–	–	–
	PSP	–	–	–	2,206,753	2,206,753	3,378,999
	SIP(3)		14,697,616	–	–	–	–
R. Andrew Watts	Employment	836,774	836,774	–	836,774	836,774	836,774
	Agreement
	ISO	–	–	–	–	–	–
	PSP	–	–	–	–	–	–
	SIP(3)	–	3,488,690	–	–	–	–
J. Scott Penny	ISO	–	527,600	–
	PSP	–	–	–	1,720,291	1,720,291	2,634,125
	SIP(3)	–	5,722,665	–	–	–	–
Anthony T. Strianese	ISO	–	1,319,000	–	–	–	–
	PSP	–	–	–	1,089,919	1,089,919	1,668,893
	SIP(3)	–	6,161,763	–	–	–	–
Chris L. Walker	ISO	–	–	–	–	–	–
	PSP	–	–	–	–	–	–
	SIP(3)	–	3,928,767	–	–	–	–

(1)	All figures shown for the value of stock granted under the PSP, SIP and the ISO Plan that would vest upon death, disability or following a change in control are calculated based on the assumption that the triggering event(s) for such vesting took place on December 31, 2016, the last business day of the Company’s last completed fiscal year, and that the price per share of our common stock is $44.86, the closing market price as of that date. Other than the amounts shown in the column captioned “Change of Control,” all amounts payable may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code. For more detailed information concerning the change-in-control provisions of the PSP, the ISO Plan and the SIP, please see the section titled “Compensation Discussion and Analysis - Payments Upon Termination or Change in Control,” above.
(2)	The figures shown in this column represent amounts that would be paid pursuant to the terms of the PSP in the event of a change in control as defined in the PSP and include the following excise tax gross-up amount to be paid by the Company on PSP shares on behalf of the participant in the event of change in control: Mr. Powell Brown – $1,172,246; Mr. Penny - $913,833 and Mr. Strianese - $578,974. The excise tax gross-up amount has been calculated assuming the excise tax rate of 20% multiplied by the excess of the value of the change-in-control payments over the executive’s average W-2 earnings for the last five calendar years, and assuming a blended effective tax rate of approximately 40% for each executive. However, the excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up assumes no value is assigned to non-competition and other restrictive covenants that may apply to the participant. Such excise tax gross-up amounts also assume a change in control date of December 31, 2016, at our closing market price of $44.86 as of that date. The excise tax gross-up provision is a legacy provision that applies only to awards that were granted under the PSP prior to its suspension in 2010, and does not apply to awards under the SIP or the ISO Plan. No new agreements that contain excise tax gross-up provisions have been entered into, and no previous agreements containing such legacy provisions have been materially amended.
(3)	The figures shown in this row were determined as follows: (a) for all grants, except those performance-based restricted stock grants in March 2016, the amount contemplates 100% of all unvested restricted stock grants or stock appreciation rights granted pursuant to such SIP grants agreements, and (b) for those performance-based restricted stock grants in March 2016, the amount contemplates the greater of: (i) 100% of such unvested restricted stock grants or (ii) the percentage of unvested restricted stock grants determined in accordance with the applicable performance schedule based upon the actual level of achievement (up to the applicable maximum level of achievement) from the first day of the performance period to December 31, 2016, the date on which the Transfer of Control occurs.

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Proposal 5	An Amendment to the Company’s 2010 Stock Incentive Plan to Increase Shares Available for Issuance

On March 14, 2017, the Compensation Committee approved, pursuant to approval by the Board of Directors, an additional amendment to the SIP, which provides for a 1,300,000 share increase in the aggregate number of shares of the Company’s common stock that may be subject to future awards under the SIP, subject to shareholder approval. Therefore, this amendment will not become effective if the shareholders do not approve it.

✓The Board recommends a vote FOR this proposal.

This amendment is proposed in order to give the Company flexibility to grant incentive and non-qualified stock options, stock appreciation rights, and restricted stock and restricted stock units under the SIP. As evidenced by our long-standing practice of granting performance-based stock awards with additional time-based vesting conditions, the Company believes that grants of stock-based awards help to motivate high levels of performance, incentivize long-term employee retention, and provide an effective means of recognizing employee contributions to the success of the Company. Moreover, stock-based award grants align the interests of the employees with the interests of the shareholders. When the Company performs well, employees are rewarded along with other shareholders. The Company believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to the Company’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

If this amendment is approved by shareholders, the shares available for future awards will increase to 5,029,566 based on the 3,729,566 shares remaining available for grant under the SIP as of December 31, 2016. Of this amount, the payout for 321,955 shares may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained.

Vote Required; Board Recommendation

In order to pass, this Proposal 5 must receive the affirmative vote of a majority of the votes cast on the Proposal. The Board of Directors believes that the approval of Proposal 5 is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of Outstanding Awards under Our Equity Compensation Plans

A summary of the number of shares subject to outstanding awards under the SIP, the PSP, and the ISO as of December 31, 2016, is as follows:

Unvested stock options	0
Vested stock options	175,000
Restricted stock grants not yet awarded	3,726,762	(1)
Unvested awarded restricted stock grants	3,404,569
Total number of shares subject to outstanding awards	7,306,331

(1)	Of this amount, the payout for 321,955 shares may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table includes all restricted stock grants at a target payout of 100%.

With respect to the outstanding stock options, as of December 31, 2016, the weighted average exercise price was $18.48, and the weighted average remaining contractual term was 1.2 years. With respect to the outstanding restricted stock grants, 68.43% are performance-based grants that include additional time-based vesting conditions. The measurement periods for the performance conditions that must be satisfied for the awarding of these grants range from three to seven years, and the additional time-based conditions require at least five years, and as many as 20 years, of service for full vesting of the awarded grants. More than one-third of the unvested awarded restricted stock grants are PSP grants that have satisfied the performance condition required for awarding, but remain unvested subject to the satisfaction of an additional 15-year service condition.

Shareholder-Friendly Features of the SIP

We endeavor to ensure that the design and administration of the SIP, including the SIP amendment that is the subject of this proposal, are consistent with the policies and limitations recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (“ISS”). One of the most significant aspects of the ISS evaluation of the proposed available share increase is

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the projected cost or “shareholder value transfer” of the amended SIP relative to the Company’s market and industry peers. This shareholder value transfer evaluation takes into account all of the Company’s outstanding option and restricted stock grants under the SIP, the PSP, and the ISO Plan, referred to as “overhang.” Under the ISS analysis, a high overhang increases the projected shareholder value transfer cost of a proposed increase in available shares under a plan like the SIP. As a result of the relatively lengthy service conditions that the Company has applied to performance-based awards granted under the PSP and the SIP, our overhang is significantly higher than it would be if we granted shares subject to shorter vesting periods, or granted shares that become vested immediately upon satisfaction of performance conditions. Therefore, our emphasis on both pay-for-performance and long-term employee retention in the design of our restricted stock grants limits the number of additional shares that we are able to propose to the shareholders within the policies recommended by ISS.

Shareholder-Friendly Plan Features and Grant Practices under the SIP
●	“Double-trigger” change in control vesting provisions	●	Cliff vesting on all time-based vesting conditions, except in limited circumstances

●	No excise tax gross-up provisions	●	Majority of awards tied to both time- and performance-based vesting conditions

●	No liberal share recycling of awards	●	Lengthy service conditions on all awards and that extend beyond measurement period for performance-based awards

●	For awards with both time-and performance-based vesting conditions, dividends and voting rights entitlement only on shares that have achieved performance goals	●	Performance-based vesting conditions tied to metrics that are aligned with long-term shareholder interests, including adjusted earnings per share, organic revenue growth, and stock price

Shares Available for Future Grant under the SIP

Based on the shares available for future grants under the SIP and the outstanding awards under the SIP, the PSP, and the ISO Plan as of December 31, 2016, if the shareholders approve the amendment to the SIP, the number of shares subject to outstanding awards and available for future grants would be as follows:

Shares subject to outstanding awards under the SIP, PSP, and ISO Plan	7,306,331
Shares available for future grants under the SIP	5,029,566	(1)
Total shares	12,335,897

(1)	Of this amount, the payout for 321,955 shares may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table is calculated assuming the maximum payout for all restricted stock grants.

Based on the 140,103,841 shares outstanding on December 31, 2016, this total number of shares subject to outstanding awards and available for future grants under the SIP, if the shareholders approve the amendment to the SIP, would be 8.09% of the fully diluted outstanding shares.

Calculation of our Average Burn Rate

The Company’s three-year average burn rate, based upon the total number of options and restricted stock granted, is shown below:

Year	Options Granted	Restricted Stock Granted		Weighted Average Number of Common Shares Outstanding - Basic	Burn Rate
2016	0	972,099	(1)	139,779,106	0.70%
2015	0	481,166		141,113,433	0.34%
2014	0	422,572		144,567,574	0.29%
Three-year average burn rate					0.44%

(1)	Of this amount, the payout for 353,132 shares may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table includes all restricted stock grants at a target payout of 100%.

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However, the Company’s three-year average burn rate, taking into consideration only time-based restricted stock and performance-based restricted stock grants for which the performance conditions have been satisfied, is shown below:

Year	Options Granted	Time-Based Restricted Stock Granted and Performance-Based Restricted Stock Awarded	Weighted Average Number of Common Shares Outstanding - Basic	Burn Rate
2016	0	1,617,972	139,779,106	1.16%
2015	0	164,646	141,113,433	0.12%
2014	0	113,088	144,567,574	0.08%
Three-year average burn rate				0.45%

Description of the SIP

The principal terms of the SIP are summarized below. This summary is qualified in its entirety by the complete text of the SIP, which is attached to this Proxy Statement as Appendix A, as amended to reflect the amendment that is the subject of this Proposal 5.

Overview. The purpose of the SIP is to attract, incentivize and retain our key employees by offering those persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

Shares Subject to the SIP. Subject to adjustment upon a change in capitalization, the number of shares of the Company’s common stock reserved for issuance under the SIP (without giving effect to the proposed share increase that is the subject of this Proposal 5) is 7,153,543, plus certain additional shares recaptured from expired, terminated, canceled, or forfeited portions of awards under the PSP. If any portion of an outstanding award under the SIP or the PSP for any reason expires or is terminated or canceled or forfeited, the shares allocable to the expired, terminated, canceled, or forfeited portion of such SIP or PSP award shall be available for issuance under the SIP. However, the following shares are not available for issuance under the SIP: shares tendered as payment for option exercises, shares withheld to cover tax withholding requirements and shares that have been repurchased by the Company using stock option exercise proceeds. As of February 27, 2017, a total of 6,529,307 shares were subject to outstanding equity awards under the SIP, assuming a target payout of all shares of 100%. Of these 6,529,307 shares, the payout for 640,985 shares of our outstanding performance-based restricted stock grants may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The shares issued by the Company under the SIP may be, at the Company’s option, evidenced by a share certificate delivered to the grantee, or other physical or electronic evidence of share ownership, including, without limitation, deposit of shares into a stock brokerage account maintained for the grantee or credit to a book-entry account for the benefit of the grantee maintained by the Company’s stock transfer agent or its designee.

Eligibility. All employees of the Company and its subsidiaries, and all members of the Board, are eligible to participate in the SIP. As of December 31, 2016, there were approximately 8,297 employees and 10 non-employee directors who were eligible to participate in the SIP. The SIP includes a sub-plan as an appendix which is applicable to Decus Insurance Brokers Limited, which, together with its parent company, Decus Holdings (UK) Limited, is our only United Kingdom-based subsidiary. The Board could adopt additional sub-plans applicable to other foreign subsidiaries we might have in the future. The rules of such sub-plans may take precedence over other provisions of the SIP.

Administration. The Compensation Committee has authority to grant awards to employees under the SIP and is responsible for the general administration and interpretation of the SIP. The SIP provides that members of the Compensation Committee have a right to indemnification with respect to claims arising against them individually as a result of their administration of the SIP, except in the case of gross negligence, bad faith or intentional misconduct. The Compensation Committee has authority to establish the terms of each award, including the number of awards granted, the vesting schedule and exercisability. The Compensation Committee may establish performance goals as a prerequisite to exercisability or vesting, and such goals and other terms need not be uniform among various participants. Each employee or director granted awards under the SIP will be required to enter into an award agreement with the Company setting forth the terms and conditions of the grant, including any performance goals that are a prerequisite to exercising or vesting of the grant.

Types of Awards Available for Grant under the SIP

Options. Options granted under the SIP may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options.

As a general rule, the exercise price for any stock option must be no less than the fair market value of the stock subject to such option as of the date of grant, except for incentive stock options granted to a grantee who owns 10% or more of the voting power of the Company, in which case the exercise price must be at least 110% of the fair market value of such stock as of the date of grant. To the extent that the fair market value of that portion of any grant of incentive stock options that is exercisable for the first time in any given year exceeds $100,000, such options will be treated as non-qualified stock options. The Compensation Committee shall not grant to any employee or director in any calendar year options to purchase more than 500,000 shares.

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Options granted under the SIP generally will not be exercisable after the expiration of 10 years after the effective date of the grant. In addition, no incentive stock option granted to a beneficial owner of 10% or more of the Company’s outstanding shares will be exercisable after the expiration of five years after the effective date of the grant. Each option granted under the SIP must include a minimum vesting period of at least one year from the date of grant of the option.

Generally, options may be exercised only while the award holder is an employee or director of the Company or within a limited period after the award holder leaves employment or service with the Company or after the award holder’s retirement, disability or death. During the award holder’s lifetime, an award is exercisable only by the award holder. Awards generally are not transferable except upon the death of the award holder. If an award holder’s employment or service is terminated under certain circumstances following a change of control of the Company, the award holder will become 100% vested in the grant and may exercise the award for a period of three months after the date of termination.

On the date of exercise, the award holder may pay the full option price in cash, in shares of common stock previously acquired by the award holder valued at fair market value or in any other form of consideration approved by the Compensation Committee. The use of previously acquired shares to pay the option price enables the award holder to avoid the need to fund the entire purchase with cash. Upon exercise of an award, the number of shares subject to the option and the number of shares available under the SIP for future option grants will be reduced by the number of shares with respect to which the option is exercised.

Stock Appreciation Rights. The Compensation Committee also may grant stock appreciation rights that will entitle the award recipient to receive the excess of the fair market value of a share of the Company’s common stock over the exercise price for each share with respect to which the stock appreciation right is exercised. Each stock appreciation right granted under the SIP must include a minimum vesting period of at least one year from the date of grant of the stock appreciation right. Payment upon exercise of a stock appreciation right may be in cash, shares or a combination of cash and shares, as determined by the Compensation Committee. The Compensation Committee shall not grant to any employee or director, in any calendar year, stock appreciation rights covering more than 500,000 shares.

Stock Grants. The Compensation Committee also may grant awards in the form of stock grants in such amounts and upon such terms and conditions as the Compensation Committee specifies in the award agreement. A stock grant may be made in shares of the Company’s common stock, or in units representing rights to receive shares. Stock grants denominated in shares are known as grants of restricted stock, and stock grants denominated in units are known as restricted stock units. The stock grant award agreement shall set forth the conditions, if any, which will need to be timely satisfied before the stock grant will be effective, and the conditions, if any, which will need to be timely satisfied before the stock grant will be vested and settled, and the conditions, if any, under which the grantee’s interest in the related shares or units will be forfeited. Any such conditions for effectiveness or vesting and settlement or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Compensation Committee shall not grant to any employee or director, in any calendar year, stock grants of more than 500,000 shares.

To the extent the Compensation Committee considers it desirable for compensation delivered pursuant to a stock grant to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Compensation Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance target(s). The Compensation Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria:

●	stock price;
●	sales;
●	earnings per share, core earnings per share or variations thereof;
●	return on equity;
●	costs;
●	revenue;
●	days payables outstanding;
●	days sales outstanding;
●	cash flow;
●	operating income;
●	profit after tax;
●	profit before tax;
●	return on assets;
●	return on sales;
●	invested capital;
●	net operating profit after tax;
●	return on invested capital;
●	total shareholder return;
●	earnings;
●	return on equity or average shareowners’ equity;
●	total shareowner return;
●	return on capital;
●	income or net income;
●	operating income or net operating income;
●	operating profit or net operating profit;
●	operating margin;
●	growth in shareowner value relative to the moving average of the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) or a peer group index;
●	and/or net cash provided by operating activities.

The Compensation Committee may adjust performance targets and the related level of achievement if it determines that events or transactions that are unusual in nature or infrequently occurring have occurred after the date of grant that are unrelated to the performance of the grantee and result in distortion of the performance targets or the related level of achievement. The Compensation Committee may not increase the number of shares granted pursuant to any such stock award, nor may it waive the achievement of any performance target. Prior to the payment of any such stock award, the Compensation Committee shall certify in writing that the applicable performance target(s) was (were) met.

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Adjustment for Certain Events. If the Company undergoes certain events or changes regarding its capital structure, such as a stock dividend, stock split, reverse stock split, recapitalization, reclassification or a similar event, appropriate adjustments will be made to the number and class of shares available for issuance under the SIP and the number and class of shares and, if applicable, exercise price relating to any outstanding awards. Appropriate adjustments would also be made if a majority of the shares which are the same class as the shares that are subject to outstanding awards are exchanged for, converted into, or otherwise become shares of another corporation. If such an event occurs, the Compensation Committee will amend the outstanding awards to provide that such awards are exercisable or will be settled for or with respect to such new shares.

Effect of Change in Control. Involuntary or constructive termination of an award holder’s employment after a change in control transaction, as defined in the SIP, may cause the holder’s awards to become vested.

No Repricing. The Compensation Committee may not modify or amend any outstanding option or stock appreciation right so as to specify a lower exercise price or accept the surrender of an outstanding option or stock appreciation right and authorize the granting of a new option or stock appreciation right with a lower exercise price in substitution for such surrendered option or stock appreciation right.

Application of Clawback Policy to SIP Awards. In the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), if any performance-based award paid to a current or former officer of the Company (as defined under Section 16(a) of the Exchange Act) in the three years prior to the date of restatement would have been a lower amount had it been calculated based on such restated results, the Compensation Committee shall evaluate recovery of such award. If a recovery is determined to be appropriate, then the Compensation Committee shall seek to recover for the benefit of the Company, to the extent permitted by applicable law, the after-tax portion of the difference between the awarded compensation and the actual compensation. In determining whether to seek recovery under this policy, the Compensation Committee shall take into account such considerations as it deems appropriate, including, without limitation, whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, and the likelihood of success under applicable law.

Amendment or Termination of the SIP. Except as may be required by law, the Compensation Committee may terminate or amend the SIP at any time without further shareholder or regulatory approval. However, no termination or amendment of the SIP may adversely affect any then outstanding option without the consent of the award holder. Unless earlier terminated by the Compensation Committee, the SIP will be in effect until options have been granted and exercised with respect to all shares available for the SIP. However, no award can be granted under the SIP more than 10 years after the SIP has been approved by the Company’s shareholders.

Tax Consequences

The federal income tax consequences of participation in the SIP are complex and subject to change. The following discussion is only a summary of the general tax rules applicable to the SIP.

Options. Options granted under the SIP may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee’s entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.

The Company does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the expiration of the applicable holding periods required by Section 422 of the Code, the Company will be entitled to a deduction equal to the employee’s realization of ordinary income by virtue of the employee’s disqualifying disposition.

Non-qualified stock options granted under the SIP will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.

The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option by a holder, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

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Executive Compensation Tables

Stock Grants and Stock Appreciation Rights. With respect to stock grants and stock appreciation rights that may be settled either in cash or in shares that are either transferable or not subject to a substantial risk of forfeiture, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares received. The Company will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the grantee. With respect to restricted stock award shares that are both nontransferable and subject to a substantial risk of forfeiture, the award recipient will realize ordinary taxable income equal to the fair market value of the shares at the first time the shares are either transferable or not subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

Some awards, such as restricted stock unit awards, may be considered to be deferred compensation subject to special federal income tax rules under Section 409A of the Code. Failure to satisfy the applicable requirements under Section 409A of the Code for such awards would result in the acceleration of income and additional income tax liability to the grantee, including certain penalties. The SIP and awards under the SIP are intended to be designed and administered so that any awards that are considered to be deferred compensation will not result in negative tax consequences to the grantees under Section 409A of the Code.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. Although the Company intends that options and stock appreciation rights and performance-based stock grants under the SIP will satisfy the “performance-based compensation” exception under Section 162(m) of the Code and will be fully deductible by the Company, several requirements must be satisfied for an award to qualify for this exception. Therefore, there can be no assurance that compensation attributable to SIP awards will be fully deductible under all circumstances. In addition, some awards under the SIP, such as non-performance-based stock grants, generally will not qualify for the “performance-based compensation” exception and therefore may not be deductible by the Company as a result of the limitations of Section 162(m) of the Code. In addition, as a result of the provisions of Section 280G of the Code, compensation paid to certain employees resulting from vesting of awards in connection with a change in control of the Company also may not be deductible.

The foregoing is only a summary of the effect of federal income taxation upon the award recipient and the Company with respect to the grant and exercise of awards under the SIP, does not purport to be complete and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside.

Past Grants Under the SIP

The only grants made under the SIP are performance stock and restricted stock grants to eligible employees, and annual grants of stock to non-employee directors as described in this Proxy Statement in the section titled, “Director Compensation.” No stock options or stock appreciation rights have been granted under the SIP.

All awards under the SIP are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the SIP in the future are not determinable at this time. The stock grants made under the SIP during 2016, which would not have changed if the proposed SIP amendment to increase the number of shares authorized for issuance under Proposal 5 had been in place, were as follows:

Name and Position	Dollar Value(1)	Number of Shares(2)
J. Powell Brown, Chief Executive Officer and President	$1,249,963	35,240
R. Andrew Watts, Chief Financial Officer, Executive Vice President and Treasurer	$499,985	14,096
J. Scott Penny, Executive Vice President and Chief Acquisitions Officer	$319,975	9,021
Anthony T. Strianese, Executive Vice President and President – Wholesale Brokerage Division	$499,985	14,096
Chris L. Walker, Executive Vice President and President – Programs Division	$499,985	14,096
Current executive officers as a group	$3,319,885	93,597
Current non-employee directors as a group	$499,730	16,860
Employees other than executive officers as a group	$31,211,801	878,502

(1)	Amounts reflect the aggregate grant date fair value of awards computed in accordance with Statement of Financial Accounting Standards ASC Topic 718 (formerly “SFAS 123(R)”).
(2)	Certain performance-based restricted stock granted to our employees in 2016 may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table includes all restricted stock grants at a target payout of 100%.

A vote in favor of Proposal 5 constitutes an approval of an amendment to the SIP to increase the total number of shares available for awards under the SIP.

Brown & Brown, Inc.	49

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(3)
Equity compensation plans approved by shareholders:
Brown & Brown, Inc. 2000 Incentive Stock Option Plan	175,000	$18.48	–
Brown & Brown, Inc. 2010 Stock Incentive Plan	N/A	N/A	3,729,566	(4)
Brown & Brown, Inc. 1990 Employee Stock Purchase Plan	N/A	N/A	4,680,263
Brown & Brown, Inc. Performance Stock Plan	N/A	N/A	–
Total	175,000	$18.48	8,409,829
Equity compensation plans not approved by shareholders	–		–

(1)	In addition to the number of securities listed in this column, 3,404,569 shares are issuable upon the vesting of restricted stock granted under the Brown & Brown, Inc. Performance Stock Plan and the Brown & Brown, Inc. 2010 Stock Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.
(2)	The weighted-average exercise price excludes outstanding restricted stock as there is no exercise price associated with these equity awards.
(3)	All of the shares available for future issuance under the Brown & Brown, Inc. 2000 Incentive Stock Option Plan, the Brown & Brown, Inc. Performance Stock Plan, and the Brown & Brown, Inc. 2010 Stock Incentive Plan may be issued in connection with options, warrants, rights, restricted stock, or other stock-based awards.
(4)	The payout for 321,955 shares of our outstanding performance-based restricted stock grants may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table is calculated assuming the maximum payout for all restricted stock grants.

ADDITIONAL EQUITY COMPENSATION
PLAN INFORMATION

The following is the Company’s overhang information, which measures the number of shares subject to equity-based awards outstanding but unexercised or unvested, as of February 27, 2017, for all of the Company’s existing equity compensation plans, as well as certain other information relating to outstanding awards under the plans:

●	Stock options outstanding: 175,000
●	Weighted average exercise price of outstanding stock options: $18.48
●	Weighted average remaining contractual term of outstanding stock options: 1.0 years
●	Restricted stock grants not yet awarded: 4,074,810(1)
●	Unvested awarded restricted stock grants: 3,374,132
●	Shares available for future grants under the SIP: 2,800,440(2)
●	Total shares of common stock shares outstanding: 140,269,009

(1)	Of the 4,074,810 shares of restricted stock grants not yet awarded, the payout for 640,985 shares may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table includes all restricted stock grants at a target payout of 100%.
(2)	The payout for 640,985 shares of our outstanding performance-based restricted stock grants may be increased up to 200% of the target or decreased to zero, subject to the level of performance attained. The amount reflected in the table is calculated assuming the maximum payout for all restricted stock grants.

50	2017 Proxy Statement

OTHER IMPORTANT INFORMATION

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 27, 2017, the record date for the Meeting, information as to our common stock beneficially owned by (1) each of our directors, all of whom are director nominees, (2) each Named Executive Officer named in the Summary Compensation Table, (3) all of our directors and current executive officers as a group and (4) any person or entity whom we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)(4)	Percent of Total
J. Hyatt Brown(5)	20,983,965	14.96%
Samuel P. Bell, III	34,421	*
Hugh M. Brown(6)	19,521	*
J. Powell Brown(7)	1,529,229	1.09%
Bradley Currey, Jr.	308,621	*
Theodore J. Hoepner	52,421	*
James S. Hunt	5,378	*
Toni Jennings	20,086	*
Timothy R.M. Main	9,340	*
H. Palmer Proctor, Jr.(8)	10,702	*
Wendell S. Reilly	110,371	*
Chilton D. Varner	31,511	*
J. Scott Penny(9)	332,733	*
Anthony T. Strianese	192,827	*
R. Andrew Watts	39,203	*
Chris L. Walker	44,491	*
All current directors and executive officers as a group (18 persons)(10)	23,816,559	16.98%
BlackRock Inc.(11)	8,963,807	6.39%
55 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(12)	9,937,365	7.08%
100 Vanguard Boulevard
Malvern, PA 19355

* Less than 1%.

(1)	Unless otherwise indicated, the address of such person is c/o Brown & Brown, Inc., 220 South Ridgewood Avenue, Daytona Beach, Florida 32114.
(2)	Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person has or shares voting power and/or investment power, or as to which a person has the right to acquire beneficial ownership within the next 60 days. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.
(3)	The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of February 27, 2017: Mr. Powell Brown – 19,128; Mr. Watts – 0; Mr. Penny – 9,437; Mr. Strianese – 0; Mr. Walker – 0; and all current directors and executive officers as a group – 28,565.
The number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our PSP as of February 27, 2017: Mr. Powell Brown – 49,192; Mr. Watts – 0; Mr. Penny – 31,028; Mr. Strianese – 24,296; Mr. Walker – 0; and all current directors and executive officers as a group – 117,936. These PSP shares have voting and dividend rights due to satisfaction of the first condition of vesting based on stock price performance, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.
In addition, the number and percentage of shares owned by the following persons also include the indicated number of unvested shares which such persons have been granted under our SIP as of February 27, 2017 and for which the first condition of vesting has been satisfied: Mr. Powell Brown – 182,702; Mr. Watts – 0; Mr. Penny – 27,849; Mr. Strianese – 27,849; Mr. Walker – 0; and all current directors and executive officers as a group – 107,060. These SIP shares have voting and dividend rights due to satisfaction of the first condition of vesting, but the holders thereof currently have no power to sell or dispose of the shares, and the shares are subject to forfeiture.

Brown & Brown, Inc.	51

Other Important Information

In addition, the number and percentage of shares owned by the following persons include the indicated number of unvested shares which such persons have been granted under our SIP in the form of time-based only grants as of February 27, 2017: Mr. Powell Brown – 45,502; Mr. Watts – 25,931; Mr. Penny – 50,662; Mr. Strianese – 56,926; Mr. Walker – 40,567; and all current directors and executive officers as a group – 241,408. These time-based only grants have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture in the event that the recipient does not continue to be employed with us for a specified number of years following the date of grant.
(4)	On February 27, 2008, the indicated number of options was granted to the following persons under the 2000 Incentive Stock Option (“ISO”) Plan: Mr. Powell Brown – 175,000; Mr. Watts – 0; Mr. Penny – 100,000; Mr. Strianese – 100,000; Mr. Walker – 0; and all current directors and executive officers as a group – 375,000. Of these granted amounts, the indicated number of options were exercisable by the following persons under the ISO Plan as of February 27, 2017 or within 60 days thereafter (excluding options that are subject to vesting to the extent that performance-based conditions are satisfied during such period): Mr. Powell Brown – 105,000; Mr. Watts – 0; Mr. Penny – 20,000; Mr. Strianese – 50,000; Mr. Walker – 0; and all current directors and executive officers as a group – 175,000; and therefore, the underlying shares are deemed to be beneficially owned.
(5)	Of the shares beneficially owned by Mr. Hyatt Brown, 20,886,328 are held of record by Ormond Riverside, Limited Partnership, of which Swakopmund, Inc. is the General Partner that has voting and investment power over such shares. Swakopmund, Inc. is 100% owned by the Swakopmund Trust of 2009, a revocable trust created by Mr. Hyatt Brown, who is the sole trustee thereof and retains the sole voting and investment powers with respect to all the shares of Swakopmund, Inc. An additional 29,637 shares are beneficially owned jointly with Mr. Hyatt Brown's spouse, and these shares have shared voting and investment power, and an additional 68,000 shares are held in an IRA account.
(6)	Mr. Hugh Brown's ownership includes 400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(7)	Mr. Powell Brown's ownership includes 10,587 shares owned by children living in his household, as to which he disclaims beneficial ownership.
(8)	Mr. Proctor’s ownership includes 224 shares owned by his spouse, as to which he disclaims beneficial ownership.
(9)	Mr. Penny’s ownership includes 96 shares owned by children living in his household, as to which he disclaims beneficial ownership, and 148,989 shares owned jointly with spouse.
(10)	Includes amounts beneficially owned by all our current directors and executive officers as of February 27, 2017, as a group.
(11)	The amount shown is derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 19, 2017 reporting beneficial ownership as of December 31, 2016. According to the Schedule 13G/A, BlackRock has sole voting power over 8,532,209 shares and sole dispositive power over 8,963,807 shares.
(12)	The amount shown is derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2017 reporting beneficial ownership as of December 31, 2016. According to the Schedule 13G/A, Vanguard has sole voting power over 74,521 shares and sole dispositive power over 9,937,365 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of such reports and written representations from reporting persons, we believe that during 2016, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements.

Annual Meeting and Proxy Solicitation Information

These proxy materials are made available to shareholders in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc. to be voted at the Annual Meeting of Shareholders, to be held in the Atlantic Room of The Shores Resort, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118 at 9:00 a.m. (EDT) on Wednesday, May 3, 2017, and at any postponements or adjournments. The close of business on February 27, 2017 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding 140,269,009 shares of $0.10 par value common stock, entitled to one vote per share. These proxy materials were first mailed to shareholders of record on March 22, 2017.

Notice of Internet Delivery

As permitted by SEC rules, Brown & Brown, Inc. is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail (unless you request them, as described below and explained in the Notice). Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may vote online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

52	2017 Proxy Statement

Other Important Information

Voting Your Shares; Required Votes

Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting. If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If your proxy card is signed and returned without specifying a vote or an abstention, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors.

The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

If your shares are held in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your broker, bank or nominee. Under the NYSE’s rules, your broker, bank or nominee is permitted to vote your shares on the second proposal concerning the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2016 even if your broker, bank or nominee has not been given specific voting instructions as to this matter. Your broker, bank or nominee is not permitted to vote your shares on the first, third, fourth or fifth proposals.

After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114, or by email to annualmeeting@bbins.com; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by Alliance Advisors, LLC, and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. A quorum is present when a majority in interest of all the common stock outstanding is represented by shareholders present in person or by proxy.

Shares of the common stock represented by proxies received by the Company (whether through the return of the enclosed proxy card, by telephone or over the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote with respect to any item, your shares will be voted “FOR” the election of all nominees for the Board of Directors; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017; “FOR” the advisory vote to approve Named Executive Officer compensation; “ONE YEAR,” on an advisory basis, as the desired frequency of holding an advisory vote on the compensation of the Named Executive Officers; and “FOR” the approval of the amendment of the SIP.

A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Meeting.

If the shares you own are held in “street name” by a broker or other nominee entity and you provide instructions to the broker or nominee as to how to vote your shares, your broker or other nominee entity, as the record holder of your shares, is required to vote your shares according to your instructions. Under the NYSE rules, certain proposals, such as the ratification of the appointment of the Company's registered public accountants, are considered “routine” matters, and brokers and other nominee entities generally may vote on such matters on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” matters, such as the election of directors, the “say on pay” advisory vote, the advisory vote on the desired frequency of holding an advisory vote on the compensation of the Named Executive Officers, and the approval of an amendment to the SIP, brokers and other nominee entities may not vote unless they have received voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner.

Broker non-votes, as well as properly executed proxies marked “ABSTAIN,” will be counted for purposes of determining whether a quorum is present at the Meeting.

In order to pass, each of Proposals 2, 3, and 5 must receive the affirmative vote of a majority of the votes cast on the Proposal. A broker non-vote will not have an effect on these proposals. An abstention will not have an effect on Proposals 2 and 3; however, pursuant to NYSE rules applicable to Proposal 5, an abstention will be considered a “vote cast” and therefore have the effect of a negative vote on the Proposal.

With respect to Proposal 4, the frequency receiving the greatest number of votes (one, two or three years) will be considered the frequency approved by shareholders. Abstentions and broker non-votes will have no effect on the vote.

Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. Also, Alliance Advisors, LLC may solicit proxies on our behalf at an approximate cost of $5,000, plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger or via the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all of the costs of solicitation of proxies.

Our executive office is located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601).

Brown & Brown, Inc.	53

Proposals of Shareholders

Pursuant to applicable requirements of the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 2018 Annual Meeting of Shareholders must be received by us no later than November 22, 2017, in order to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction related to that meeting. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2018 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that Meeting, unless we are provided with written notice of such proposal by February 5, 2018.

In addition, the Company’s By-Laws require that for any shareholder proposal or director nomination to be properly presented at the 2018 Annual Meeting of Shareholders, whether or not also submitted for inclusion in the Company’s proxy statement, the shareholder proposal or director nomination must comply with the requirements set forth in the By-Laws, and the Company must receive written notice of the matter no earlier than January 3, 2018 and no later than February 2, 2018. Each such written notice must contain the information set forth the By-Laws.

Any shareholder proposals or nominations should be sent to our Corporate Secretary at 220 S. Ridgewood Ave., Daytona Beach, Florida 32114.

OTHER MATTERS

Our 2016 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the exhibits thereto, for the fiscal year ended December 31, 2016, as filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such request should be directed to Brown & Brown, Inc., 220 S. Ridgewood Ave., Daytona Beach, Florida 32114 Attention: Corporate Secretary. No charge will be made for copies of such Annual Report on Form 10-K; however, a reasonable charge will be made for copies of the exhibits.

Only one copy of this Proxy Statement and the accompanying Annual Report is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at (386) 252-9601. Any shareholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future, should also notify us at the address shown above.

The material referred to in this Proxy Statement under the captions “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Robert W. Lloyd
Corporate Secretary

Daytona Beach, Florida
March 22, 2017

54	2017 Proxy Statement

ANNEX A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains references to Organic Revenue, Organic Revenue growth, Adjusted EBITDAC Margin, and Adjusted EPS, which are non-GAAP financial measures. These measures are not in accordance with, or an alternative to the GAAP information provided in the financial statements contained in our Annual Report on Form 10-K. A reconciliation of this non-GAAP financial information to our GAAP information is contained in this Annex A.

Organic Revenue and Organic Revenue Growth. We view Organic Revenue and Organic Revenue growth as important indicators when assessing and evaluating our performance on a consolidated basis and for each of our divisions because they allow us to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that were a part of our business in both the current and prior year and that are expected to continue in the future. We believe that presenting these non-GAAP financial measures allows readers of our financial statements to measure, analyze and compare our consolidated growth, and the growth of each of our divisions, in a meaningful and consistent manner.

Adjusted EBITDAC Margin. We view Adjusted EBITDAC Margin as an important indicator when assessing and evaluating our performance because it allows us to determine a comparable, but non-GAAP, measurement of our operating margins in a meaningful and consistent manner.

Adjusted EPS. Adjusted EPS means our earnings per share, excluding the impact of the change in estimated acquisition earn-out payables and any other items (for example, extraordinary, nonrecurring items) that the Compensation Committee determines to be appropriately disregarded for all grants subject to a vesting condition of Adjusted EPS. We believe that Adjusted EPS provides a meaningful representation of our operating performance and is also presented to improve the comparability of our results between periods by eliminating the impact of certain items that have a high degree of variability.

We present such non-GAAP supplemental financial information, as we believe such information provides additional meaningful methods of evaluating certain aspects of our operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. Our industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. This supplemental financial information should be considered in addition to, not in lieu of, our Consolidated Financial Statements.

Reconciliation of Total Commissions and Fees to Organic Revenue

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue for the years ended December 31, 2016, and 2015, is as follows:

	For the Year Ended December 31,
(in thousands)	2016	2015
Total commissions and fees	$1,762,787	$1,656,951
Less profit-sharing contingent commissions	54,000	51,707
Less guaranteed supplemental commissions	11,479	10,026
Total core commissions and fees	1,697,308	1,595,218
Less acquisition revenues	61,713	—
Less divested business	—	6.669
Organic Revenue	$1,635,595	$1,588,549

Brown & Brown, Inc.	55

Annex A Information Regarding Non-Gaap Financial Measures

The growth rates for Organic Revenue, which is a non-GAAP financial measure, for the year ended December 31, 2016, by division, are as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees (2)		Acquisition Revenues	Divested Business	Organic	Revenue (3)	Organic Revenue Growth	Organic Revenue Growth %
	2016	2015			2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Retail (1)	916,084	866,465	49,619	5.7%	25,207	22,051	9,787	8,291	881,090	836,123	31,151	1,926	849,939	834,197	15,742	1.9%
National
Programs	447,808	428,473	19,335	4.5%	17,306	15,558	23	30	430,479	412,885	1,680	1,296	428,799	411,589	17,210	4.2%
Wholesale
Brokerage	242,813	216,638	26,175	12.1%	11,487	14,098	1,669	1,705	229,657	200,835	20,164	-	209,493	200,835	8,658	4.3%
Services	156,082	145,375	10,707	7.4%	-	-	-	-	156,082	145,375	8,718	3,447	147,364	141,928	5,436	3.8%
Total	1,762,787	1,656,951	105,836	6.4%	54,000	51,707	11,479	10,026	1,697,308	1,595,218	61,713	6,669	1,635,595	1,588,549	47,046	3.0%

The reconciliation of total commissions and fees, included in the Consolidated Statement of Income, to Organic Revenue for the years ended December 31, 2015 and 2014, is as follows:

	For the Year Ended December 31,
(in thousands)	2015	2014
Total commissions and fees	$1,656,951	$1,567,460
Less profit-sharing contingent commissions	51,707	57,706
Less guaranteed supplemental commissions	10,026	9,851
Total core commissions and fees	1,595,218	1,499,903
Less acquisition revenues	76,632	—
Less divested business	—	19,336
Organic Revenue	$1,518,586	$1,480,567

The growth rates for Organic Revenue, which is a non-GAAP financial measure, for the year ended December 31, 2015 by division, are as follows:

(in thousands, except percentages)	Total Commissions and Fees		Total Net Change	Total Net Growth %	Contingents		GSCs		Total Core Commissions and Fees (2)		Acquisition Revenues	Divested Business	Organic	Revenue (3)	Organic Revenue Growth	Organic Revenue Growth %
	2015	2014			2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Retail (1)	866,465	822,140	44,325	5.4%	22,051	21,616	8,291	7,730	836,123	792,794	35,644	3,291	800,479	789,503	10,976	1.4%
National
Programs	428,473	397,326	31,147	7.8%	15,558	20,822	30	21	412,885	376,483	38,519	8,811	374,366	367,672	6,694	1.8%
Wholesale
Brokerage	216,638	211,512	5,126	2.4%	14,098	15,268	1,705	2,100	200,835	194,144	2,469	6,887	198,366	187,257	11,109	5.9%
Services	145,375	136,482	8,893	6.5%	-	-	-	-	145,375	136,482	-	347	145,375	136,135	9,240	6.8%
Total	1,656,951	1,567,460	89,491	5.7%	51,707	57,706	10,026	9,851	1,595,218	1,499,903	76,632	19,336	1,518,586	1,480,567	38,019	2.6%

(1)	The Retail Segment includes commissions and fees reported in the “Other” column of the Segment Information in Note 15 of the Notes to the Consolidated Financial Statements, which includes corporate and consolidation items.
(2)	Total core commissions and fees, which is a non-GAAP financial measure, is defined as total commissions and fees, less (i) profit-sharing contingent commissions (revenues from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year (“Contingents”), and less (ii) guaranteed supplemental commissions (commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year (“GSCs”).
(3)	“Organic Revenue,” which is a non-GAAP financial measure, is defined as total core commissions and fees, less (i) the first twelve months of net commission and fee revenues generated from acquisitions, and less (ii) divested business (net commissions and fees generated from offices or books of business sold by the Company) with the associated revenue removed from the corresponding period of the prior year.

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Annex A Information Regarding Non-Gaap Financial Measures

Reconciliation of Income Before Income Taxes Margin to Adjusted EBITDAC Margin

The reconciliation of income before income taxes, included in the Consolidated Statement of Income, to Adjusted EBITDAC Margin for the years ended December 31, 2016, and 2015, is as follows:

	For the Year Ended December 31,
(in thousands, unaudited)	2016	2015
Income Before Income Taxes	423,499	402,559
Amortization	86,663	87,421
Depreciation	21,003	20,890
Interest	39,481	39,248
Change in estimated acquisition earn-out payables	9,185	3,003
EBITDAC(1)	579,831	553,121
Income Before Income Taxes Margin(2)	24.0%	24.2%
EBITDAC Margin(3)	32.8%	33.3%
Loss/(Gain) on disposal	(1,291)	(619)
Adjusted EBITDAC(4)	578,540	552,502
Adjusted EBITDAC Margin(4)	32.7%	33.3%

(1)	“EBITDAC,” which is a non-GAAP financial measure, is defined as income before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn-out payables.
(2)	Income before income taxes margin is calculated as the Company’s income before income taxes, as reported, divided by total revenues, as reported.
(3)	“EBITDAC Margin,” which is a non-GAAP financial measure, is defined as EBITDAC divided by total revenues
(4)	“Adjusted EBITDAC” and “Adjusted EBITDAC Margin,” which are both non-GAAP financial measures, are defined as EBITDAC and EBITDAC Margin, respectively, in each case adjusted to excluded any gains or losses on sales of books of business.

Reconciliation of Diluted Earnings per Share to Adjusted EPS

The reconciliation of diluted earnings per share, included in the Consolidated Statement of Income, to Adjusted EPS for the years ended December 31, 2015, 2014, 2013, 2012, and 2011 is as follows:

(in thousands, except for diluted earnings per share and Adjusted EPS, unaudited)

				Adjustments
Calendar Year	Diluted Earnings Per Share	Weighted Average Number of Shares Outstanding- Diluted	Net Income Attributable to Common Shares	Change in Estimated Acquisition Earnout Payables (Pre-Tax)	Loss on Discontinued Operations (Pre-Tax)(1)	After-Tax Effect of Adjustments(2)	Adjusted Net Income Attributable to Common Shares(3)	Adjusted EPS(3)(4)
2011	$1.13	140,264	$158,896	(2,206)		$(1,337)	$157,559	$1.12
2012	$1.26	142,010	$178,732	1,418		$856	$179,588	$1.27
2013	$1.48	142,624	$211,666	2,533		$1,538	$213,204	$1.50
2014	$1.41	142,891	$201,710	9,938	47,425	$34,932	$236,642	$1.65
2015	$1.70	140,112	$237,623	3,003		$1,815	$239,438	$1.71
								$7.24

(1)	Loss on Discontinued Operations represents the pretax loss on disposal related to the sale of the Axiom Re business in 2014.
(2)	After-tax effect of adjustments calculated using the Company’s effective tax rate for the respective year.
(3)	A non-GAAP financial measure.
(4)	Due to rounding, the numbers presented in this column do not add up precisely to the total provided.

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Appendix A 2010 Stock Incentive Plan

APPENDIX A

BROWN & BROWN, INC.
2010 STOCK INCENTIVE PLAN

1. Establishment, Purpose and Term of Plan.

1.1 Establishment. Brown & Brown, Inc. 2010 Stock Incentive Plan (the “Plan”) was established effective as of March 9, 2010 (the “Effective Date”). The Plan was subsequently amended as follows: (i) effective December 15, 2015, the Plan was amended to permit the use of methods in addition to the delivery of share certificates in order to issue shares of Stock pursuant to awards granted under the Plan; (ii) effective January 20, 2016, the Plan was amended to authorize the grant of restricted stock units; (iii) effective February 19, 2016, the Plan was amended to add minimum vesting requirements for Options and Stock Appreciation Rights and modify the provision for adjustment of performance targets and the related level of achievement under certain Stock Grants; (iv) effective March 23, 2016, the Plan was amended to increase the number of shares authorized to be issued under the Plan and expressly state that shares acquired by the Corporation under certain circumstances will not again be available for issuance under the Plan; and (v) effective March 14, 2017, the Plan was amended to increase the number of shares authorized to be issued under the Plan. This restatement of the Plan incorporates the Plan amendments from the Effective Date to March 14, 2017.

1.2 Purpose. The purpose of the Plan is to promote the success of the Corporation and its stockholders by attracting and retaining Employees and Directors by supplementing their cash compensation and providing a means for them to increase their holdings of Stock of the Corporation. The opportunity so provided and the receipt of Awards as compensation are intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Corporation for the benefit of customers and stockholders, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Grants, and Stock Appreciation Rights. Such Awards will be granted to certain Employees and Directors to recognize and reward outstanding individual performance.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date. Notwithstanding the foregoing, if the maximum number of shares of Stock issuable pursuant to the Plan as provided in Section 4.1 has been increased at any time, all Awards shall be granted, if at all, within ten (10) years from the date such amendment was adopted by the Board.

2. Definitions and Constructions; Sub-Plans.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Award” means an Option, Stock Appreciation Right or Stock Grant.

(b) “Award Agreement” means a written or electronic agreement between the Corporation and a Grantee setting forth the terms, conditions and restrictions of an Award granted to the Grantee.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board or such other committee of the Board duly appointed to administer the Plan, and being composed and having such powers as are specified in the Plan or by the Board as generally provided for in the Plan.

(f) “Corporation” means Brown & Brown, Inc., a Florida corporation, or any successor corporation thereto.

(g) “Director” means a member of the Board.

(h) “Disability” means, with respect to a particular Grantee, that he or she is entitled to receive benefits under the long-term disability plan of the Corporation or a Subsidiary, as applicable, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the person’s occupation at the time when such disability commenced, or, if the Grantee was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.

(i) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of the Corporation or its Subsidiaries.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(k) “Fair Market Value” means, as of any date, the closing price of the Stock on the New York Stock Exchange, Inc. (as published by The Wall Street Journal, if published) on such date, or if the Stock was not traded on such day, on the next preceding day on which the Stock was traded.

(l) “Grantee” means a person who has been granted one or more Awards under this Plan.

(m) “Incentive Stock Option” means an Option so denominated in the Award Agreement and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(n) “Nonqualified Stock Option” means an Option so denominated or which does not qualify as an Incentive Stock Option.

(o) “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

(p) “Ownership Change Event” shall mean the occurrence of any of the following with respect to the Corporation:

(i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Corporation of more than fifty percent (50%) of the voting stock or beneficial ownership of the Corporation;

(ii) a merger or consolidation in which the Corporation is a party; or

(iii) the sale, exchange, or transfer of all or substantially all of the assets of the Corporation.

(q) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(r) “Stock” means the Corporation’s common stock, $.10 par value, as adjusted from time to time in accordance with Section 4.2.

(s) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(t) “Stock Grant” means shares of Stock or units representing rights to receive shares of Stock that are granted to a Grantee pursuant to Section 8 of the Plan.

(u) “Subsidiary” means any present or future “subsidiary corporation” of the Corporation, as defined in Section 424(f) of the Code.

(v) “Ten Percent Owner Grantee” means a Grantee who, at the time an Option is granted to the Grantee, owns stock constituting more than ten percent (10%) of the total combined voting power of all classes of stock of Corporation within the meaning of Section 422(b)(6) of the Code. For the purpose of determining under any provision of this Plan whether a Grantee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation, attribution rules contained in Section 424(d) of the Code shall apply.

(w) “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Corporation immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Corporation’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Corporation or the corporation or corporations to which the assets of the Corporation were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Corporation or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Corporation or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and the term “or” shall include the conjunctive as well as the disjunctive.

2.3 Sub-Plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

3. Administration.

3.1 Administration. The Plan shall be administered by the Committee which shall be duly appointed by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan or such Award. The composition of the Committee shall at all times comply with the requirements of Rule 16b-3 under the Exchange Act and with the requirements of Section 162(m) of the Code, and all members of the Committee shall be “non-employee directors” as defined by Rule 16b-3 and “outside directors” as referred to in Section 162(m).

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3.2 Powers of the Committee. The Committee shall have full power and authority with respect to the Plan, except those specifically reserved to the Board, and subject at all times to the terms of the Plan and any applicable limitations imposed by law. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its sole discretion:

(a) to grant Awards in the forms of Options, Stock Appreciation Rights and Stock Grants, and to determine the persons to whom, and the time or times at which, Awards shall be granted and the types and amounts of such Award, which determination need not be uniform among persons similarly situated and may be made selectively among Employees and Directors;

(b) to designate Options as Incentive Stock Options or Nonqualified Stock Options;

(c) to determine the terms, conditions and restrictions applicable (which need not be identical) to each Award, including, without limitation, (i) the exercise price of an Option or SAR, (ii) the method of payment for shares purchased upon the exercise of an Option, (iii) the method for satisfaction of any tax withholding obligations arising in connection with an Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability of Options and SARs, (v) the time of the expiration of an Award, (vi) the effect of the Grantee’s termination of employment or service with Corporation on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to an Award or such shares not inconsistent with the terms of the Plan;

(d) to approve one or more forms of Award Agreement;

(e) to amend the exercisability of any Option or SAR, including with respect to the period following a Grantee’s termination of employment or service with the Corporation;

(f) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards;

(g) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent consistent with the Plan and applicable law;

(h) to establish performance goals on which the vesting of the Awards are based;

(i) to certify in writing that such performance goals referred to in subsection (h) above have been met; and

(j) to modify or amend each Award, provided however that the Committee may not modify or amend any outstanding Option or SAR so as to specify a lower exercise price, or accept the surrender of an outstanding Option or SAR and authorize the granting of a new Option or SAR with a lower exercise price in substitution for such surrendered Option or SAR, or buy out, for a payment in cash or shares of Stock, an outstanding Option or SAR.

4. Shares Subject to Plan.

4.1 Shares Issuable. Subject to adjustment as provided in Section 4.2 and this Section 4.1, the aggregate number of shares of Stock that are authorized to be issued under the Plan is 8,453,543, which consists of (i) the 5,953,543 shares of Stock that were authorized to be issued under the Brown & Brown, Inc. Performance Stock Plan (the “Performance Stock Plan”) and that were not subject to awards granted under the Performance Stock Plan and outstanding as of the Effective Date, plus (ii) an additional 1,200,000 shares of Stock provided by a Plan amendment on March 23, 2016, plus (iii) an additional 1,300,000 shares of Stock provided by a Plan amendment on March 14, 2017. If any portion of an outstanding Award for any reason expires or is terminated or canceled or forfeited, the shares of Stock allocable to the expired, terminated, canceled, or forfeited portion of such Award shall again be available for issuance under the Plan. In addition, if any portion of an outstanding award that was granted prior to the Effective Date under the Performance Stock Plan for any reason expires or is terminated or canceled or forfeited on or after the Effective Date, the shares of Stock allocable to the expired, terminated, canceled, or forfeited portion of such Performance Stock Plan award shall be available for issuance under the Plan. Awards made in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become Employees of the Corporation or a Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, shall not count against the limitations set forth in this Section 4. All of the shares of Stock available for Awards under the Plan shall be available for issuance pursuant to the exercise of Incentive Stock Options granted under the Plan. With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of shares of Stock, the shares of Stock subject to the SAR shall be counted against the available shares as one share for every share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise. Similarly, in the event that any Option or other Award is exercised through the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, the shares of Stock subject to such Option or other Award shall be counted against the available shares as one share for every share subject to the Option or other Award, regardless of the number of shares of Stock issued upon exercise of the Option or other Award. In the event that (i) any Option or other Award granted under the Plan or any other plan maintained by the Corporation is exercised through the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or (ii) withholding tax liabilities arising from such Options or Awards are satisfied by the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or (iii) shares of Stock

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are repurchased by the Corporation using Option exercise proceeds, then the shares so tendered or withheld or repurchased shall not again be available for issuance under the Plan. The shares of Stock issued by the Corporation under this Plan may be, at the Corporation’s option, evidenced by a share certificate delivered to the Grantee, or other physical or electronic evidence of Stock ownership, including, without limitation, deposit of shares into a stock brokerage account maintained for the Grantee or credit to a book-entry account for the benefit of the Grantee maintained by the Corporation’s stock transfer agent or its designee.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of the Corporation, appropriate adjustments shall be made in the number and class of shares available for issuance under the Plan as set forth in Section 4.1, and in the number and class of shares of any outstanding Awards, and in the annual limits set forth in Sections 6, 7, and 8. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee shall amend the outstanding Options and SARs to provide that such Options and SARs are exercisable for or with respect to New Shares. In the event of any such amendment, the number of shares subject to, and any exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, as determined by the Committee, and in no event may the exercise price be decreased to any amount less than the par value, if any, of the stock subject to an Option or SAR. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. Eligibility and Limitations.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees and Directors, as designated by the Committee in its sole discretion. Only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee’s designation of a person as a participant in any year does not require the Committee to designate that person to receive an Award under this Plan in any other year or, if so designated, to receive the same Award as any other participant in any year. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their respective Awards, including, but without being limited to: (a) the financial condition of the Corporation or a Subsidiary; (b) expected profits for the current or future years; (c) the contributions of a prospective participant to the profitability and success of the Corporation or a Subsidiary; and (d) the adequacy of the prospective participant’s other compensation. The Committee, in its discretion, may grant Awards to a participant under this Plan, even though stock, stock options, stock appreciation rights and other benefits previously were granted to him or her under this or another plan of the Corporation or a Subsidiary, whether or not the previously granted benefits have been exercised, but the participant may hold such Awards only on the terms and subject to the restrictions hereafter set forth. A person who has participated in another benefit plan of the Corporation or a Subsidiary may also participate in this Plan.

5.2 Fair Market Value Limitation. To the extent that the aggregate Fair Market Value of stock with respect to which Options designated as Incentive Stock Options are exercisable by a Grantee for the first time during any calendar year (under all stock option plans of the Corporation, including this Plan) exceeds One Hundred Thousand Dollars ($100,000), that portion of such Options which exceeds such amount shall be treated as Nonqualified Stock Options. For purposes of this Section 5.2, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the Option with respect to such Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.2, such different limitation shall be deemed incorporated herein, effective as of the date of and with respect to such Options as required or permitted by, such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonqualified Stock Option in part by reason of the limitation set forth in this Section 5.2, the Grantee may designate which portion of such Option the Grantee is exercising and may request that separate stock certificates (or other applicable evidence of Stock ownership, in accordance with Section 4.1 of the Plan) representing each such portion be issued upon the exercise of the Option. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first.

5.3 No Right of Grant or Employment. No Employee or Director shall have any claim or right to be granted an Award under the Plan, or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Grantee any right to be retained in the employ or service of the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or its Subsidiaries to terminate such Grantee’s employment or service at any time.

6. Terms and Conditions of Options. Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Employee or Director shall be granted in any calendar year Options to purchase more than five hundred thousand (500,000) shares of Stock. The limitation described in this Section 6 shall be adjusted proportionately in connection with any change in the Corporation’s capitalization as described in Section 4.2 of the Plan. If an Option is canceled in the same calendar year in which it was granted, the canceled Option will be counted against the limitation described in this Section 6. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions.

6.1 Exercise Price. The exercise price for each Option shall be established in the sole discretion of the Committee and, except as otherwise provided in this Section 6.1 or a sub-plan applicable to a particular foreign Subsidiary, shall be no less than the Fair Market Value of a share of Stock on the effective date of grant of the Option; provided, however, that an Incentive Stock Option granted to a Ten

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Percent Owner Grantee shall have an exercise price per share that is no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of such Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonqualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercise Period. An Option shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option; (b) no Incentive Stock Option granted to a Ten Percent Owner Grantee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option; and (c) the terms of the Award Agreement evidencing each Option shall include a minimum vesting period of at least one (1) year from the date of grant of such Option.

6.3 Payment of Option Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to the exercise of any Option shall be made (i) in cash, by check, or by cash equivalent, (ii) subject to the approval of the Committee, by tender to the Corporation of shares of Stock owned by the Grantee having a Fair Market Value (as determined by the Corporation without regard to any restrictions on transferability applicable to such Stock by reason of federal or state securities laws or agreements with an underwriter for the Corporation) not less than the exercise price, (iii) subject to the approval of the Committee, by directing the Corporation to retain all or a portion of the shares of Stock otherwise issuable to the Grantee under the Plan pursuant to such exercise having a Fair Market Value equal to the aggregate exercise price, (iv) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of stock being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 6.5 hereof, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of considerations.

(b) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Corporation of shares of Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Corporation’s Stock.

(c) Cashless Exercise. The Corporation reserves, at any and all times, the right, in the Corporation’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

6.4 Tax Withholding. The Corporation shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, a number of whole shares of Stock having a Fair Market Value, as determined by the Corporation, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Corporation with respect to such Option. Alternatively, or in addition, in its sole discretion, the Corporation shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Corporation arising in connection with the exercise. The Corporation shall have no obligation to deliver shares of Stock or cash, or to release shares of Stock from an escrow established pursuant to the Award Agreement, until the Corporation’s tax withholding obligations have been satisfied by the Grantee.

6.5 Standard Forms of Award Agreement.

(a) Incentive Stock Options. Unless otherwise provided by the Committee at the time the Option is granted, an Option designated as an “Incentive Stock Option” shall comply with and be subject to the terms and conditions set forth in the appropriate form of Incentive Stock Option Award Agreement as adopted by the Committee and as amended from time to time.

(b) Nonqualified Stock Options. Unless otherwise provided by the Committee at the time the Option is granted, an Option designated as a “Nonqualified Stock Option” shall comply with and be subject to the terms and conditions set forth in the appropriate form of Nonqualified Stock Option Award Agreement as adopted by the Committee and as amended from time to time.

(c) Standard Term of Options. Except as otherwise provided by the Committee in the grant of an Option, any Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the Option.

(d) Standard Vesting Provisions. Except as otherwise provided by the Committee in the grant of an Option, and subject to the minimum vesting requirement described in Section 6.2 of the Plan, any Option granted hereunder shall become vested based upon the attainment of certain performance levels as described in the Award Agreement executed in connection with such Option.

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(e) Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any of the standard forms of Award Agreement described in this Section 6.5 either in connection with the grant or amendment of any individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement shall be in accordance with the terms of the Plan. Subject to the minimum vesting requirement described in Section 6.2 of the Plan, the Committee, may in its discretion, provide for the extension of the exercise period of an Option, accelerate the vesting of an Option, eliminate or make less restrictive any restrictions contained in an Award Agreement, or waive any restriction or provision of this Plan or an Award Agreement in any manner that is either (i) not adverse to the Grantee or (ii) consented to by the Grantee.

6.6 Nontransferability of Options. During the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. No Option shall be assignable or transferable by the Grantee, except by will or by the laws of descent and distribution. Following a Grantee’s death, the Option shall be exercisable to the extent provided in Section 6.7 below.

6.7 Effect of Termination of Service on Option Exercisability.

(a) Time of Service. No Option granted under this Plan may be exercised before the Grantee’s completion of such period of service as may be specified by the Committee in the Award Agreement. Thereafter, or if no such period is specified, subject to the provisions of subsections (b), (c), (d), (e) and (f) of this Section 6.7 and the minimum vesting requirement described in Section 6.2 of the Plan, the Grantee may exercise the Option in full or in part at any time until expiration of the Option.

(b) Continued Employment. A Grantee cannot exercise an Option granted under this Plan unless, at the time of exercise, he has been continuously employed by the Corporation since the date such Option was granted. The Committee may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

(c) Termination of Service. If a Grantee ceases to be an Employee or Director, except as provided in subsections (d), (e), (f) and (g) of this Section 6.7, the Option, to the extent unexercised and exercisable on the date of his or termination of employment or service, may be exercised by the Grantee within such period of time as is determined by the Committee and specified in the Award Agreement (but no later than the stated expiration date of the Option).

(d) Retirement. Except as otherwise provided by the Committee in the grant of an Option, if a Grantee ceases to be an Employee or Director as a result of retirement, the Option, to the extent unexercised and exercisable on the date of his or her retirement, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which he or she ceases to be an Employee or Director (but no later than the stated expiration date of the Option). An Employee or Director shall be regarded as retired if he terminates employment or service after his or her sixty-fifth (65th) birthday.

(e) Disability. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation is terminated because of the Disability of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s service terminated, but in any event not later than the stated expiration date of the Option.

(f) Death. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation is terminated because of the death of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the Option by reason of the Grantee’s death at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the Option.

(g) Termination After Transfer of Control. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), (i) the Option may be exercised by the Grantee at any time prior to the expiration of three (3) months from the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the Option, and (ii) notwithstanding any other provision of the Award Agreement or this Plan to the contrary, the Grantee shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

6.8 Termination After Transfer of Control.

(a) “Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i) termination by the Corporation of the Grantee’s employment or service with Corporation, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii) upon Grantee’s Constructive Termination (as defined below), the Grantee’s resignation from employment or service with the Corporation within twelve (12) months following the Transfer of Control.

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Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Grantee’s employment or service with the Corporation which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Grantee’s death or Disability; (iii) is a result of the Grantee’s voluntary termination of employment or service other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

(b) “Termination for Cause” shall mean termination by the Corporation of the Grantee’s employment or service with the Corporation for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Corporation records; (ii) improper use or disclosure of the Corporation’s confidential or proprietary information; (iii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Corporation of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Grantee of any employment agreement between the Grantee and Corporation, which breach is not cured pursuant to the terms of such agreement; or (v) the Grantee’s conviction of any criminal act which, in the Corporation’s sole discretion, impairs Grantee’s ability to perform his or her duties with Corporation. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Corporation.

(c) “Constructive Termination” shall mean any one or more of the following:

(i) without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with the Grantee’s positions, duties, responsibilities and status with the Corporation immediately prior to the date of a Transfer of Control;

(ii) without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii) any failure by the Corporation to pay, or any material reduction by the Corporation of, (A) the Grantee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Corporation with responsibilities, organizational level and title comparable to the Grantee’s), or (B) the Grantee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Grantee); or

(iv) any failure by the Corporation to (A) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Corporation then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Corporation’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Corporation then held by the Grantee.

7. Stock Appreciation Rights (SARs).

7.1 General. SARs shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Employee or Director shall be granted in any calendar year SARs covering more than five hundred thousand (500,000) shares of Stock. The limitation described in this Section 7 shall be adjusted proportionately in connection with any change in the Corporation’s capitalization as described in Section 4.2 of the Plan. If a SAR is canceled in the same calendar year in which it was granted, the canceled SAR will be counted against the limitation described in this Section 7. Award Agreements may incorporate all or any of the terms of the Plan by reference, and shall include such terms and conditions as shall be determined by the Committee in its sole discretion, including, without limitation, provisions relating to exercise price, vesting and exercisability; provided, however, that the terms of the Award Agreement evidencing each SAR shall include a minimum vesting period of at least one (1) year from the date of grant of such SAR. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)	the excess of the Fair Market Value of a share of Stock on the date of exercise over the SAR exercise price; by

(b)	the number of shares of Stock with respect to which the SAR is exercised;

provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the effective date of grant of such SAR as the Committee shall specify. As determined by the Committee, the payment upon exercise of an SAR may be in cash, in shares of Stock that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

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7.2 Effect of Termination of Service on SAR Exercisability.

(a) Time of Service. No SAR granted under this Plan may be exercised before the Grantee’s completion of such period of service as may be specified by the Committee in the Award Agreement. Thereafter, or if no such period is specified, subject to the provisions of subsections (b), (c), (d), (e) and (f) of this Section 7.2 and the minimum vesting requirement described in Section 7.1 of the Plan, the Grantee may exercise the SAR in full or in part at any time until expiration of the SAR.

(b) Continued Employment. A Grantee cannot exercise a SAR granted under this Plan unless, at the time of exercise, he has been continuously employed by the Corporation since the date such SAR was granted. The Committee may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

(c) Termination of Service. If a Grantee ceases to be an Employee or Director, except as provided in subsections (d), (e), (f) and (g) of this Section 7.2, the SAR, to the extent unexercised and exercisable on the date of his or termination of employment or service, may be exercised by the Grantee within such period of time as is determined by the Committee and specified in the Award Agreement (but no later than the stated expiration date of the SAR).

(d) Retirement. Except as otherwise provided by the Committee in the grant of a SAR, if a Grantee ceases to be an Employee or Director as a result of retirement, the SAR, to the extent unexercised and exercisable on the date of his or her retirement, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which he or she ceases to be an Employee or Director (but no later than the stated expiration date of the SAR). An Employee or Director shall be regarded as retired if he terminates employment or service after his or her sixty-fifth (65th) birthday.

(e) Disability. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation is terminated because of the Disability of the Grantee, the SAR, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s service terminated, but in any event not later than the stated expiration date of the SAR.

(f) Death. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation is terminated because of the death of the Grantee, the SAR, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the SAR by reason of the Grantee’s death at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the SAR.

(g) Termination After Transfer of Control. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), (i) the SAR may be exercised by the Grantee at any time prior to the expiration of three (3) months from the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the SAR, and (ii) notwithstanding any other provision of the Award Agreement or this Plan to the contrary, the Grantee shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

8. Stock Grants.

8.1 Authorization to Grant Stock Grants. Subject to the terms and conditions of the Plan, the Committee may grant Stock Grants to Employees or Directors from time to time. A Stock Grant may be made in shares of Stock or denominated in units representing rights to receive shares of Stock. Each Stock Grant shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Grant will be effective, and the conditions, if any, which will need to be timely satisfied before the Stock Grant will be vested and settled, and the conditions, if any, under which the Grantee’s interest in the related shares of Stock or units will be forfeited. Any such conditions for effectiveness or vesting and settlement or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-base conditions. A Stock Grant that is made in shares of Stock that are subject to forfeiture and/or other conditions may be designated as an Award of “Restricted Stock.” A Stock Grant that is denominated in units that are subject to forfeiture and/or other conditions may be designated as an Award of “Restricted Stock Units.” No Grantee may be granted Stock Grants relating to more than five hundred thousand (500,000) shares of Stock in any calendar year. Subject to any additional conditions set forth in the Award Agreement that evidences a Stock Grant, and subject to the applicable requirements of Section 409A of the Code, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), the Stock Grant shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

8.2 Code Section 162(m) Provisions.

(a) Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Grant is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Grant, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered

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pursuant to such Stock Grant to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8.2 is applicable to such Stock Grant under such terms as the Compensation Committee shall determine.

(b) If a Stock Grant is subject to this Section 8.2, then the lapsing of restrictions thereon and the distribution of shares of Stock pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Grant subject to this Section 8.2 at the time of grant, but in no event later than ninety (90) days after the commencement of the period of service to which the performance target(s) relate. Performance targets may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Grantee is employed. Performance may be measured on an absolute or relative basis. The performance criteria applicable to Stock Grants subject to this Section 8.2 will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.

(c) Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Grant subject to this Section 8.2, nor may it waive the achievement of any performance target established pursuant to this Section 8.2. The Compensation Committee may adjust performance targets and the related level of achievement if, in the sole judgment of the Compensation Committee, events or transactions that are unusual in nature or infrequently occurring have occurred after the date of grant that are unrelated to the performance of the Grantee and result in distortion of the performance targets or the related level of achievement.

(d) Prior to the payment of any Stock Grant subject to this Section 8.2, the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Grant was met.

(e) The Compensation Committee shall have the power to impose such other restrictions on Stock Grants subject to this Section 8.2 as it may deem necessary or appropriate to ensure that such Stock Grants satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

8.3 Dividends, Voting, and Other Ownership Rights.

(a) Restricted Stock Awards. Unless otherwise provided by the Committee in the Award Agreement, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which the share(s) of Stock remain subject to forfeiture and/or other conditions, provided, however, that in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned or awarded based on the attainment of the performance goals.

(b) Restricted Stock Unit Awards. Unless otherwise provided by the Committee in the Award Agreement, a Grantee shall not have any rights as a shareholder with respect to shares of Stock underlying an Award of Restricted Stock Units until such time, if any, as the Restricted Stock Units are settled and the underlying shares of Stock are actually issued to the Grantee. The Committee may provide in the Award Agreement for the payment of Dividend Equivalents (as defined below) to the Grantee at such times as paid to shareholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units become earned or awarded based on the attainment of the performance goals, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Section 409A of the Code. “Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on shares of Stock subject to an Award during a period of time had such shares of Stock been issued to the Grantee during such period of time.

8.4 Deferral of Receipt of Payment. The Committee may permit or require a Grantee to defer receipt of the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards of Restricted Stock Units. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 17 of the Plan for compliance with Section 409A of the Code.

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9. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or a committee thereof or as officers or employees of the Corporation, members of the Board, the Committee and any officers or employees of the Corporation to whom authority to act for the Board or Committee is delegated shall be indemnified by the Corporation against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, Award, or any right granted hereunder, and against all amounts in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Corporation, in writing, the opportunity at its own expense to handle and defend the same. Without limiting the generality of the foregoing, the Corporation shall pay the expenses (including reasonable attorneys’ fees) of defending any such claim, action, suit or proceeds in advance of its final disposition, upon receipt of such person’s written agreement to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Section 9.

10. Termination or Amendment of Plan. The Committee, without further approval of the stockholders of the Corporation, may terminate or amend this Plan at any time in any respect as the Committee deems advisable, subject to any required shareholder or regulatory approval and to any conditions established by the terms of such amendment. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award or any unexercised portion thereof without the consent of the Grantee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law or government regulation.

11. Dissolution of Corporation. Upon the dissolution of the Corporation, the Plan shall terminate and any and all Awards previously granted hereunder shall lapse on the date of such dissolution.

12. Rights as Stockholders. No Grantee, nor any beneficiary or other person claiming through a Grantee, shall have any interest in any shares of Stock allocated for the purposes of the Plan or that are subject to an Award until such shares of Stock shall have been issued to the Grantee or such beneficiary or other person. Furthermore, the existence of the Awards shall not affect the right or power of the Corporation or its stockholders to make adjustments, or to effect any recapitalization, reorganization, or other changes in the Corporation’s capital structure or its business; to issue bonds, debentures, preferred or prior preference stocks affecting the Stock of the Corporation or the rights thereof; to dissolve the Corporation or sell or transfer any part of its assets or business; or to do any other corporate act, whether of a similar character or otherwise.

13. Application of Funds. The proceeds received by the Corporation from the sale of Stock pursuant to Options granted under this Plan will be used for general corporate purposes.

14. Choice of Law. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all person having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the internal laws of the State of Florida. Without limiting the generality of the foregoing, the period within which any action in connection with Plan must be commenced shall be governed by the internal laws of the State of Florida without regard to the place where the act or omission complained of took place or the resident of any party to such action. Any action in connection with the Plan must be brought in the State of Florida, County of Hillsborough.

15. Number and Gender. Unless otherwise clearly indicated in this Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply, and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.

16. Shareholder Approval. The Plan or any increase in the maximum number of shares of Stock issuable thereunder as provided in Section 4.1 hereof (the “Maximum Shares”) shall be approved by the stockholders of the Corporation within twelve (12) months of the date of adoption thereof by the Board. Awards granted prior to shareholder approval of the Plan or in excess of the Maximum Shares previously approved by the stockholders shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Maximum Shares, as the case may be.

17. Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Section 409A of the Code), and such amount constitutes a deferral of compensation subject to Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Corporation may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Section 409A of the Code; otherwise, specified employees will be identified using the default standards contained in the regulations under Section 409A of the Code.

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Appendix A UK Stock Performance Plan

BROWN & BROWN, INC.
UK STOCK PERFORMANCE PLAN

Brown & Brown, Inc., a corporation organized under the laws of the State of Florida, establishes, as a sub-plan of the Brown & Brown, Inc. 2010 Stock Incentive Plan, this UK Stock Performance Plan for the purposes of attracting and retaining Key Employees in the UK, providing an incentive for Key Employees in the UK to achieve long-range performance goals, and enabling Key Employees in the UK to share in the successful performance of the stock of Brown & Brown, Inc., as measured against pre-established performance goals.

ARTICLE I – DEFINITIONS AND INTERPRETATION

1.01 Award means a conditional right to acquire Stock granted pursuant to Article VI of this Plan under which the Key Employee shall not have any beneficial interest in that Stock until such time as the Award is Released to the Key Employee pursuant to Section 6.06 of this Plan.

1.02 Award Certificate means a certificate confirming an Award made to a Key Employee under this Plan.

1.03 Award Effective Date means the date on which an Award to a Key Employee becomes effective. An Award shall be effective (i) as of the date set by the Committee when the Award is granted or, (ii) if the Award is made subject to one, or more than one, condition under Section 6.03 of this Plan, as of the date that such condition or conditions are satisfied.

1.04 Award Release Date means the date on which Vested Stock is Released to the Key Employee.

1.05 Board means the Board of Directors of Brown & Brown, Inc.

1.06 Bonus means a cash amount in sterling equal to the aggregate of the dividends that would have been declared during the period between the Award Effective Date and the Award Release Date and payable to the Key Employee in respect of the Stock Released to the Key Employee pursuant to the relevant Award had that Stock been Released to the Key Employee on the Award Effective Date rather than the Award Release Date. Where such dividends would have been paid in US dollars the Committee shall convert such amounts into a sterling amount by reference to the exchange rate on the Award Release Date, such rate on that date to be determined by the Committee in its sole and absolute discretion.

1.07 Change in Control means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person not previously possessing such power, acting alone or in conjunction with others, whether through ownership of Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote twenty percent or more of the outstanding Stock by a person or persons. For purposes of this Section 1.07, the term “person” means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government. Also for purposes of this Section 1.07, customary agreements with or among underwriters and selling group members with respect to a bona fide public offering of Stock shall be disregarded.

1.08 Code means the Internal Revenue Code of 1986, as amended.

1.09 Committee means the Compensation Committee of the Board or, if the Compensation Committee at any time has less than three members, a committee that shall have at least three members, each of whom shall be appointed by and shall serve at the pleasure of the Board.

1.10 Company means Brown & Brown, Inc., a corporation organized under the laws of the State of Florida.

1.11 Disability means a physical or mental condition of a Key Employee resulting from bodily injury, disease or mental disorder that renders him or her incapable of engaging in any occupation or employment for wage or profit. Disability does not include any physical or mental condition resulting from the Key Employee’s engagement in a felonious act, self-infliction of an injury, or performance of military service. Disability of a Key Employee shall be determined by a properly qualified doctor selected by the Committee in its sole and absolute discretion.

1.12 Grant Date means the date on which the Award is granted, subject to the discretion of the Committee to determine that the Grant Date of an Award granted to an Original Employee in 2010 shall be April 30, 2008.

1.13 Group Company means the Company and any subsidiary of the Company (as defined in section 1159 of the Companies Act 2006).

1.14 Key Employee means a full time, salaried employee (including an executive director) of a Group Company who, in the judgment of the Committee acting in its sole and absolute discretion, is a key to the successful operation of the Company.

1.15 Original Employee means a Key Employee who was employed by a Group Company as of April 30, 2008.

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1.16 Ownership Change Event means the occurrence of any of the following with respect to the Company:

(a) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock or beneficial ownership of the Company;

(b) a merger or consolidation in which the Company is a party; or

(c) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

1.17 Plan means this UK Stock Performance Plan.

1.18 Proportionate Number means the result of A x (B ÷ 15) where A is the aggregate number of shares of Stock in respect of which the Award has become effective and B is the number of Years of Vesting Service for a Group Company which have been completed by the Key Employee.

1.19 Release means the issue or transfer of Vested Stock to the Key Employee pursuant to Section 6.06 and “Released” shall be construed accordingly.

1.20 Stock means the common stock, $0.10 par value, of the Company.

1.21 Tax means all forms of taxation, charge, duty, withholding or deduction in the nature of tax (including without limitation primary Class 1 national insurance contributions and, if so determined by the Committee, secondary Class 1 national insurance contributions) whatsoever and whenever created, enacted or imposed and whether of the United Kingdom or elsewhere and any amount whatever payable to any Tax Authority as a result of any enactment relating to tax together with all related fines, penalties, interest and surcharges.

1.22 Tax Authority means any statutory or governmental authority or body (whether of the United Kingdom or elsewhere) involved in the collection or administration of Tax.

1.23 Tax Liability means the liability of a Group Company or the trustee or trustees of any relevant employee share ownership trust to account for any amount of Tax in relation to the Vesting or Release of an Award.

1.24 Transfer of Control means an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

1.25 Vest means the Key Employee becoming entitled to have the Vested Stock Released to him or her and “Vesting” and “Vested” shall be construed accordingly.

1.26 Vested Stock means those shares of Stock in respect of which an Award has Vested.

1.27 Year of Vesting Service means, with respect to each Award, a twelve consecutive month period measured from the Grant Date of the Award and each successive twelve consecutive month period measured from each anniversary of such Grant Date for that Award.

Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-extended.

ARTICLE II - ELIGIBILITY

Only Key Employees shall be eligible to receive Awards under this Plan. The Committee, in its sole and absolute discretion, shall determine the Key Employees to whom Awards shall be granted. A member of the Committee is not eligible to be granted an Award during the period he or she serves on the Committee.

ARTICLE III - STOCK AVAILABLE FOR AWARDS

The Company shall reserve 5,953,543 shares of Stock for use under this Plan. All such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock that have been reacquired by the Company. Furthermore, any shares of Stock that are subject to an Award which is forfeited under Section 6.02, 6.03 or 6.04 of this Plan shall again become available for use under this Plan.

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ARTICLE IV - EFFECTIVE DATE

This Plan shall be effective on the date it is adopted by the Board, subject to the approval of the shareholders of the Company within twelve months after the date of adoption of this Plan by the Board. Any Award granted under this Plan before the date of such shareholder approval shall be awarded expressly subject to such approval.

ARTICLE V - ADMINISTRATION

This Plan shall be administered by the Committee. The Committee, acting in its sole and absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. Furthermore, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company with respect to each affected Key Employee and each other person directly or indirectly affected by such action. Nothing in this Article V shall affect or impair the Board’s power to take the actions reserved to it in this Plan.

ARTICLE VI - STOCK AWARDS

6.01 Committee Action. The Committee shall have the right to grant Awards to Key Employees under this Plan. Each Award shall be evidenced by an Award Certificate, and each Award Certificate shall set forth the Grant Date of the Award, the conditions under which the Award will become effective and the conditions under which the Award shall Vest.

6.02 No Transfer of Awards. An Award granted to a Key Employee shall not be transferred, assigned, pledged, charged or otherwise disposed of by the Key Employee (except on his or her death to his or her personal representatives) and shall immediately be forfeited if the Key Employee purports to so transfer, assign, pledge, charge or otherwise dispose of the Award or if the Key Employee is declared bankrupt, or enters into any arrangement with his or her creditors under any formal insolvency procedure.

6.03 Conditions for Awards. The Committee shall make Awards to Key Employees effective only upon the satisfaction of one, or more than one, objective performance targets. The Committee shall determine the performance targets which will be applied with respect to each grant of an Award at the time of grant of such Award, but in no event later than ninety (90) days after the commencement of the period of service to which the performance targets relate. The performance criteria applicable to Awards will be one or more of the following criteria:

(a) Stock price;

(b) average annual growth in earnings per share;

(c) increase in shareholder value;

(d) earnings per share;

(e) net income;

(f) return on assets;

(g) return on shareholders’ equity;

(h) increase in cash flow;

(i) operating profit or operating margins;

(j) revenue growth of the Company; and

(k) operating expenses.

For the avoidance of doubt, the Committee shall have the discretion to determine the performance targets applicable to an Award granted to an Original Employee in 2010 as if the Award had been granted on April 30, 2008.

The related Award Certificate shall set forth each such target and the deadline for satisfying each such target. Where a target is satisfied the Committee shall certify in writing that such target has been satisfied. The shares of Stock underlying an Award shall be unavailable under Article III of this Plan as of the date on which such Award is granted. If an Award fails to become effective under this Section 6.03, the underlying shares of Stock subject to such Award shall again become available under Article III of this Plan as of the date of such failure to become effective. An Award or Awards may not be granted to a Key Employee in any calendar year over more than 500,000 shares of Stock in aggregate provided that the relevant limit in respect of an Award or Awards granted to an Original Employee in 2010 shall be 40,000 shares of Stock in aggregate.

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6.04 Conditions for Vesting of Awards. Subject to the provisions of Article IX and Article XII of this Plan, an Award which has become effective upon the satisfaction of any conditions for the grant specified by the Committee pursuant to Section 6.03 shall Vest upon the Key Employee’s completion of fifteen Years of Vesting Service for a Group Company. Subject to the provisions of Article IX of this Plan, if the Key Employee’s employment with a Group Company terminates to the effect that he or she is no longer employed by any Group Company before his or her completion of fifteen Years of Vesting Service for a Group Company, the Key Employee’s Award shall be forfeited unless:

(a) the Key Employee’s employment with the Group Company terminates on or after the Award Effective Date in circumstances where the Committee is satisfied that the Key Employee has no intention of taking paid employment elsewhere at any time in the future in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest on the date of termination in respect of the Proportionate Number of shares of Stock and shall be forfeited in respect of the remaining shares of Stock subject to the Award;

(b) the Key Employee’s employment with the Group Company terminates as a result of his or her death or Disability in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest in full on the date of termination; or

(c) the Committee, in its sole and absolute discretion, waives the conditions described in this Section 6.04 in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest in accordance with the Committee’s determination in its sole and absolute discretion.

6.05 Dividends and Voting Rights. For the avoidance of doubt, a Key Employee shall not be entitled to receive dividends declared or paid, or to exercise voting rights or any other right, in relation to Stock subject to an Award in respect of any period prior to the Release of the Stock to the Key Employee.

6.06 Release of Stock. On or as soon as reasonably practicable after an Award has Vested the Company will issue, transfer or procure the transfer to the Key Employee the relevant number of shares of Stock in respect of which the Award has Vested. The certificate representing shares of Stock Released pursuant to the Award shall be transferred to the Key Employee as soon as practicable after the Award Release Date. For the avoidance of doubt, the Key Employee shall have no entitlement in relation to rights attaching to the shares of Stock until the shares have been issued or transferred to the Key Employee pursuant to this Section 6.06.

6.07 Cash Bonus Representing Dividends. Within 30 days of the Release of an Award the Company or another Group Company shall pay the Bonus to the relevant Key Employee, subject to deduction of any applicable Tax (which, for the avoidance of doubt, shall not include secondary Class 1 national insurance contributions for this purpose).

ARTICLE VII - SECURITIES REGISTRATION

Each Award Certificate shall provide that, upon the receipt of shares of Stock pursuant to the Release of an Award, the Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement signed by the Key Employee satisfactory to the Company to that effect. With respect to Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee under the Securities Act of 1933 or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee. Notwithstanding the foregoing, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee.

ARTICLE VIII - ADJUSTMENT

The Board, in its sole and absolute discretion, may, but shall not be required to, adjust the number of shares of Stock reserved under Article III of this Plan, the annual grant limit set forth in Section 6.03 of this Plan (to the extent permitted by the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), and shares of Performance Stock theretofore granted in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as Stock dividends or Stock splits. If any adjustment under this Article VIII would create a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved or granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Article VIII by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of shares reserved under Article III within the meaning of Article X(a) of this Plan.

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ARTICLE IX – TERMINATION AFTER TRANSFER OF CONTROL

9.01 Termination After Transfer of Control. If the Key Employee’s employment with the Group Company terminates by reason of Termination After Transfer of Control (as defined in Section 9.02) then, subject to the provisions of Article XII of this Plan, the Award shall Vest in full on the date of such Termination After Transfer of Control.

9.02 Definitions.

(a) “Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i) termination by a Group Company of the Key Employee’s employment with the Group Company, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii) upon the Key Employee’s Constructive Termination (as defined below), the Key Employee’s resignation from employment with a Group Company within twelve (12) months following the Transfer of Control.

Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Key Employee’s employment with a Group Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Key Employee’s death or Disability; (iii) is a result of the Key Employee’s voluntary termination of employment other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

(b) “Termination for Cause” shall mean termination by a Group Company of the Key Employee’s employment with the Group Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Group Company records; (ii) improper use or disclosure of a Group Company’s confidential or proprietary information; (iii) the Key Employee’s failure or inability to perform any reasonable assigned duties after written notice from a Group Company of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Key Employee of any employment agreement between the Key Employee and a Group Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Key Employee’s conviction of any criminal act which, in the Group Company’s sole discretion, impairs the Key Employee’s ability to perform his or her duties with the Group Company. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Committee.

(c) “Constructive Termination” shall mean any one or more of the following:

(i) without the Key Employee’s express written consent, the assignment to the Key Employee of any duties, or any limitation of the Key Employee’s responsibilities, substantially inconsistent with the Key Employee’s positions, duties, responsibilities and status with the relevant Group Company immediately prior to the date of a Transfer of Control;

(ii) without the Key Employee’s express written consent, the relocation of the principal place of the Key Employee’s employment to a location that is more than fifty (50) miles from the Key Employee’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Key Employee than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii) any failure by the relevant Group Company to pay, or any material reduction by the relevant Group Company of, (A) the Key Employee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the relevant Group Company with responsibilities, organizational level and title comparable to the Key Employee’s), or (B) the Key Employee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Key Employee); or

(iv) any failure by the relevant Group Company to (A) continue to provide the Key Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the relevant Group Company then held by the Key Employee, in any benefit or compensation plans and programs, including, but not limited to, the relevant Group Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Key Employee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Key Employee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the relevant Group Company then held by the Key Employee.

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ARTICLE X - AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board in its sole and absolute discretion deems necessary or appropriate. Notwithstanding the foregoing, no amendment of this Plan shall be made absent the approval of the shareholders of the Company if the effect of the amendment is:

(a) to increase the number of shares of Stock reserved under Article III of this Plan;

(b) to change the class of employees of the Company eligible for Awards or to otherwise materially modify the requirements as to eligibility for participation in this Plan; or

(c) to modify the material terms of this Plan that must be approved by shareholders of the Company under the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code.

The Board in its sole and absolute discretion may suspend the granting of Awards under this Plan at any time and may terminate this Plan at any time. Notwithstanding the foregoing, the Board shall not have the right to modify, amend or cancel any subsisting Award granted before such suspension or termination unless the Key Employee to whom the Award was granted consents in writing to such modification, amendment or cancellation, or there is a dissolution or liquidation of the Company or a transaction described in Article VIII or IX of this Plan.

ARTICLE XI - TERM OF PLAN

No Awards will be granted under this Plan on or after the earlier of:

(a) the twentieth anniversary of the effective date of this Plan, as determined under Article IV of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all Awards granted under this Plan have been forfeited or have Vested and any Vested Stock has been Released; or

(b) the date on which all of the Stock reserved under Article III of this Plan has, as a result of the Release of Awards, been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

ARTICLE XII - MISCELLANEOUS

12.01 Costs of the Plan. The cost of establishing and operating the Plan shall be borne by the Company but may be recharged to the relevant Group Companies on such arm’s length basis as is considered appropriate from time to time.

12.02 No Contract of Employment. Participation in the Plan is a matter separate from any contract of employment or other agreement and any benefit conferred by the Plan shall not be counted for pension or any other purpose. The rights and obligations of any individual under the terms of his office or employment with any Group Company will not be affected by his participation in the Plan and the Plan does not form part of any contract of employment between any individual and any Group Company. A Key Employee shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment (for any reason and whether lawful or not) by virtue of which he is or may be eligible to participate in the Plan or for the loss or reduction of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

12.03 Withholding. No Award shall Vest unless the following conditions have been satisfied:

(a) if the Vesting or Release of the Award would result in a Tax Liability then the Key Employee must have entered into arrangements satisfactory to the Committee to ensure that the relevant Group Company will receive the amount of such Tax Liability (including but not limited to the Key Employee authorizing the Group Company (or other person) upon the Release of the Award to sell or procure the sale of a sufficient number of Vested Stock subject to the Award to ensure that an appropriate sum is raised in order to discharge any Tax Liability); and

(b) where the Committee determines that an election should be made pursuant to Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the shares of Stock Released to the Key Employee, such election has been made or the Committee is satisfied that such election will be made within the applicable time limit.

12.04 Governing Law. The provisions of this Plan and any Award shall be governed by and interpreted in accordance with the laws of England and Wales and any Group Company and Key Employees shall submit to the exclusive jurisdiction of the Courts of England and Wales.

Brown & Brown, Inc.	73

ANNUAL MEETING OF SHAREHOLDERS
BROWN & BROWN, INC.
The Shores Resort, Atlantic Room, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2017, 9:00 A.M. (EDT)

The undersigned hereby appoints Robert W. Lloyd and R. Andrew Watts and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

(Continued and to be signed on the reverse side)
▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

ANNUAL MEETING OF SHAREHOLDERS
BROWN & BROWN, INC.
The Shores Resort, Atlantic Room, 2637 South Atlantic Avenue, Daytona Beach, Florida 32118
MAY 3, 2017, 9:00 A.M. (EDT)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report to Shareholders
are available at www.viewproxy.com/bbinsurance/2017

The Board of Directors recommends a vote FOR all director nominees, FOR Proposals 2, 3, and 5 and for ONE YEAR on Proposal 4:
1.	Election of Directors.
	01 J. Hyatt Brown	05 Bradley Currey, Jr.	09 Timothy R.M. Main
	02 Samuel P. Bell, III	06 Theodore J. Hoepner	10 H. Palmer Proctor, Jr.
	03 Hugh M. Brown	07 James S. Hunt	11 Wendell S. Reilly
	04 J. Powell Brown	08 Toni Jennings	12 Chilton D. Varner

☐	FOR ALL	☐	WITHHOLD	☐	FOR ALL EXCEPT
	NOMINEES		AUTHORITY FOR		(SEE INSTRUCTIONS
			ALL NOMINEES		BELOW)

(Instructions: To withhold authority to vote for any indicated nominee, mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of Deloitte & Touche LLP as Brown & Brown, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2017.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To approve, on an advisory basis, the compensation of named executive officers.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend the Annual Meeting ☐

CONTROL NUMBER

4.	To conduct an advisory vote on the desired frequency of holding an advisory vote on the compensation of named executive officers.
☐ ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN

5.	To approve an amendment to Brown & Brown, Inc.’s 2010 Stock Incentive Plan to increase the number of shares available for issuance under the plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all of the director nominees listed on this proxy card and FOR Proposals 2, 3, and 5, and for ONE YEAR for Proposal 4.

Date

Signature

Signature
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALvote.com/BRO	Call 1 (866) 804-9616
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return
website. Follow the prompts to	card available when you call.	it in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.